As filed with the Securities and Exchange Commission on January 14, 1998

			               	                        		  Registration Number 333-7242
		                  SECURITIES AND EXCHANGE COMMISSION
			                      Washington, D.C. 20549

     FORM SB-2/A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

               	      TRB SYSTEMS INTERNATIONAL INC.
	        (Exact name of Registrant as specified in its charter)

Delaware                           __________________           22-3522572
(State or other jurisdiction of  Primary Standard Industrial (I.R.S. Employer
incorporation or organization)   Classification Code Number)  Identification
                                                 							      Code Number)

TRB Systems International Inc.                   Byung Yim, Chairman
4 Becker Farm Road,  Roseland, NJ 07068          TRB Systems International Inc.
(973) 994-4488                                   4 Becker Farm Road, Roseland,
                                          						 NJ 07068  (973) 994-4488
(Address, including zip code, and
telephone number and including                  (Address, including zip code,
area code, of Registrants principal              telephone  number including
place of business)                               area code,executive principle,
		                                          				 or  agent for service)


	Approximate date of commencement of the proposed sale to the public:
The business day after the date on which this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: |_|


              		     CALCULATION OF REGISTRATION FEE
============================================================================
                            					      Proposed Maximum
	Title of Each Class      Amount      Offering  Aggregate  Amount
	of Securities to be      to be       Price     Offering   of Regis-
	to Registered            Registered  Per Unit  Price      tration Fee.
				                      (,000's)
============================================================================
	Common Stock, with
	par value of $0.001(1)   250        $0.1       $25,000   $ 100.00
	Common Stock, with
	par value of $0.001(2)   594.009    $0.001     $   594   $ 100.00

	Totals                   844.009               $25,594   $ 200.00
============================================================================
(1) Represents 250,000 shares of common stock issued to Alpha Bytes, Inc. a Creditor of TRB Systems Inc., the sole subsidiary of the Registrant.
(2) Represents 594,009 shares of common stock of the Registrant issued on October 2, 1997, to persons having invested funds in TRB Systems Inc., the sole subsidiary of the Corporation, said shares having a 7 day right of rescission from the date of receipt of the prospectus.

	The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933. or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


	This registration statement is comprised of 97 consecutively numbered pages, including exhibits. The exhibit index called for by Item 601 of Regulation SB is located at page 56.

	Pursuant to Item 601 of Regulation S-B showing location in the Prospectus of information required by Items 101 through 510 of Regulation SB-2.

Registration Statement
Item Number and Caption                 Prospectus Caption

101.    Description of Business         THE COMPANY

102.    Description of Property         THE COMPANY - PROPERTY

103.    Legal Proceedings               LITIGATION

201.    Market for Common Stock and     CERTAIN MARKET INFORMATION
       	Related Stockholder Matters

202.    Description of Securities to    DESCRIPTION OF SECURITIES
       	be Registered

303.    Management's Discussion and     MANAGEMENTS DISCUSSION AND ANALYSIS
       	Analysis or Plan of Operation   OF OPERATIONS & CHANGES IN FINANCIAL
                                   					CONDITION

304.    Changes in and Disagreements
       	With Accountants on Accounting
       	and Financial Disclosure.       NOT APPLICABLE

310.    Financial Statements            FINANCIAL STATEMENTS

401.    Directors, Executive            MANAGEMENT;
       	Officers, Promoters and         PRINCIPAL STOCKHOLDERS; CERTAIN
	       Control Persons                 TRANSACTIONS; CONFLICTS OF INTEREST

402.    Executive Compensation          MANAGEMENT

403.    Security Ownership of Certain   PRINCIPAL STOCKHOLDERS; CERTAIN
       	Beneficial Owners               TRANSACTIONS
       	and Management

404.    Certain Relationships and       CERTAIN TRANSACTIONS; CONFLICTS OF
       	Related Transactions            INTEREST

405.    Compliance with Section
       	16(a) of the Exchange Act       MANAGEMENT

501.    Forepart of the Registration    COVER PAGE
       	Statement and Outside Front
	       Cover Page of Prospectus

502.    Inside Front Cover and Outside  COVER PAGE; INSIDE FRONT COVER AND
       	Back Cover Pages of             OUTSIDE BACK COVER PAGES
	       Prospectus

503.    Summary Information             SUMMARY OF THE PROSPECTUS;
       	& Risk Factors                  RISK FACTORS

504.    Use of Proceeds                 USE OF PROCEEDS

505.    Determination of Offering       COVER PAGE; DILUTION; CERTAIN MARKET
       	Price                           INFORMATION

506.    Dilution                        DILUTION

507.    Selling Securities Holders      PLAN OF DISTRIBUTION

508.    Plan of Distribution            COVER PAGE; INSIDE FRONT COVER; PLAN
                                   					OF DISTRIBUTION

509.    Interests of Named Experts      CERTAIN TRANSACTIONS
       	and Counsel

510.    Disclosure of Commission        INDEMNIFICATION ARRANGEMENTS

    		              TRB SYSTEMS INTERNATIONAL INC.
                   			 (a Delaware Corporation)

    	844,009 Shares of Common Stock, with a Par Value of $0.001

	This offering involves the registration of 250,000 Shares issued to Alpha Bytes, Inc., the Selling Shareholder, which were distributed as a dividend to the shareholders of Alpha Bytes, Inc., and the registration of 594,009 shares issued to investors in TRB Systems Inc. on October 2, 1997, with a 7 day right of rescission from the date of receipt of the prospectus. The Company is a holding corporation with one wholly owned operating subsidiary, TRB Systems Inc., organized pursuant to the laws of Delaware in 1994, and involved, worldwide, in the manufacture, sale, and distribution of bicycles, exercise equipment, and motorized two-wheeled transportation systems.

	THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


============================================================================
PRICE PER               AGGRAGATE PRICE       EXPENSES &      PROCEEDS TO
SHARE                   TO PUBLIC             COMMISSIONS     COMPANY
============================================================================
Shares                  (1) Unknown           (2) Unknown     (3) None
============================================================================


(1) The price per Share to the public of the Selling Shareholder's Shares will be based on the bid price for the Company's common stock on the dates of specific sales, unless shares are sold in private transactions. Consequently, no determination can be made as to actual pricing matters. The price per share to Investors in TRB Systems Inc. was $0.001 per share.

(2) It is anticipated that normal brokerage commissions will be charged by firms that sell any of the Selling Stockholders' Shares for the account of the Selling Stockholders and that such commissions will be tied to a percentage of the sales price; however, no specific information pertaining thereto can be provided. The shares to investors in TRB Systems Inc. were sold by the Registrant, and there are no anticipated expenses associated with these shares. The Company estimates that it will pay approximately $50,000 in fixed expenses pertaining to the offering, including accounting fees, Securities and Exchange Commission, National Association of Securities Dealers, Inc., printing expenses, transfer agent fees and expenses and miscellaneous costs.

(3) The shares will be sold by the Selling Stockholders. Therefor, there will be no direct proceeds to the Company. The shares sold to the investors yielded, at $0.001 per share, $594.

                    TRB SYSTEMS INTERNATIONAL INC.
               		      (a Delaware Corporation)

              		    TRB Systems International Inc.
	              4 Becker Farm Road, Roseland, NJ 07068
			                       (973) 994-4488

           The date of this Prospectus is December 9, 1997

                     ADDITIONAL INFORMATION

	The Company has filed a Registration Statement on Form SB-2 (adopted under authority of the Securities Act of 1933, as amended) with respect to the securities offered hereby, with the United States Securities and Exchange Commission (S. E. C.). This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract filed as an exhibit to the Registration Statement, each such statement may be inspected without charge at the Public Reference Section of the Commission in its Washington, D.C. office and copies of all or any part thereof may be obtained from the Commission at prescribed rates, and may be perused at the S. E. C.'s Web Site, whose address is http://www.sec.gov. Copies of the Registration Statement and the Exhibits appended thereto will be provided without charge upon written or oral request addressed to Charles C. Khym, Esq., General Counsel; TRB Systems International Inc., 39-01 Main Street, Suite 605, Flushing, New York 11354, or by calling (718) 445-1300.

	The Company currently does not furnish its stockholders with annual reports containing financial statements certified by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Prior to the sale of the Registered Securities, the Company was not subject to the informational requirements of the Securities Exchange Act of 1934 since its securities were not registered with the Commission pursuant to the requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.
Commission.

	No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus. Any information or representation not contained herein, if given or made, must not be relied upon as having been authorized by the Company or by the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or a solicitation of any offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

	Until June 30, 1998, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

	None of the investors in TRB Systems Inc. to receive shares as a result of this Registration statement are affiliates of the Registrant, related to any shareholders in the Registrant, or hold any stock in the Registrant or its affiliate.

                        Introductory Page 1

                   			    "COLOR PLATE"

                   			  Introductory Page 2

                   			    "COLOR PLATE"

                   			  Introductory Page 3

                   			   GLOSSARY OF TERMS

      AS USED HEREIN, THE FOLLOWING HAVE THE MEANINGS SET FORTH BELOW:

TRB. The collective and generic term for the Company's subsidiary, TRB Systems Inc., organized in 1994, pursuant to the laws of the State of Delaware.


Capital Stock.     The generic term for the Company's Common Stock.


Common Stock.      The shares of the Company's common stock, with a par value of $0.001, of which 30,000,000 shares are authorized and 11,925,626 are issued and outstanding (see "DESCRIPTION OF
                   SECURITIES").


NASD. National Association of Securities Dealers, Inc. The self-regulatory body registered under the Securities Exchange Act of 1934, as amended, responsible for regulation of securities brokers and dealers, and the operator of the NASDAQ inter-dealer automated quotation system's bulletin board over which Company securities are traded.


Registered         The generic and collective term for the 843,998 shares
Securities.        held by the Selling Shareholders and investors in TRB
              		   Systems International Inc. being registered.


Selling            Alpha Bytes, Inc.
Shareholders.

The Company.       TRB Systems International Inc., a Delaware Corporation and
              		   the issuer of the securities registered hereby.

                         			Prospectus Page 1

                           PROSPECTUS SUMMARY

	The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information and financial statements (including notes thereto) appearing elsewhere herein.

THE COMPANY

	The Company was incorporated in the State of Delaware on April 9, 1997. The Company was organized as a purchaser of TRB Systems Inc., and purchased the said company on April 18, 1997.

	The Company is currently a holding company with one operating subsidiary, TRB Systems Inc., organized pursuant to the laws of the State of Delaware. TRB Systems Inc. has never been a party to any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business other than with respect to its acquisition by the Company. For purposes of this prospectus, the Company's subsidiary are sometimes referred to as "TRB".

	TRB Systems Inc., a Delaware corporation formed in April 1994, was formed to market, worldwide, the Transbar Power System (TPS) technology and its applications to the bicycle, exercycle, electric bicycle and wheelchair. These technology rights were licensed from ABL Properties Company, the owner of the patent rights to the TPS technology, to TRB Systems Inc. (See "Organization"; "Business").

	Between 1983 and 1993, over $7.9 million was spent by Alenax Corporation (TRB's predecessor), owned and operated by Mr. Byung Yim, president of both TRB and TRB Systems International Inc., developing and marketing a line of TPS bicycles, and in 1988 the company sold a total of 8,500 TPS bicycles. During a corporate relocation from Rochester, NY to Piscataway, NJ, the company moving the inventory and corporate documents lost all inventory and blueprints. An ensuing lawsuit resulted in a judgment in excess of $10,000,000 by Alenax. Unfortunately , the transport company threatened bankruptcy immediately upon the judgment being filed againstthem, and there was a settlement for $100,000. Due to the capital loss, Alenax, while continuing development of the TPS System, ceased active operations. In April, 1994, TRB Systems Inc. was incorporated to continue TPS technology development, and to manufacture and market the finished product lines.

	TRB, having been assigned by ABL Properties Corp. (ABL) the exclusive rights to market and enhance the vehicles using the Transbar Power System
(TPS) (See, "Business") intends to create what management believes to be a new generation of cycling and fitness products using the patented (by ABL) Transbar Power System technology (See, "Business", "Patents"). Although TRB is a new company, as can be seen from the foregoing, its TPS technology has undergone considerable development over the years. The characteristic of the TPS technology is similar, to that used in stepper machines, which is currently one of the fastest growing segments of exercise equipment.

	TRB's technology allows users to engage in biomechanically correct exercise without the trauma associated with many alternate forms of exercise. Orthopedic doctors and physical therapists have prescribed the TPS bike for patients because of the variable stroke, non-impact motion it provides.

	TRB's products are also, management believes, appealing to older consumers and TRB is well-positioned to benefit from the aging of the U.S. population. The TPS motion provides older consumers with an exercise that is cardiovascular and anaerobic, while at the same time is safe and gentle.

                       Prospectus Page 2

	TRB's immediate goals are (i) to conduct product test marketing in target market segments, (ii) to identify and establish strategic relationships domestically and internationally, (iii) to develop initial sales/marketing materials, literature and programs, (iv) to accomplish regional product introduction in 1998, and (v) to license its technology internationally.

	TRB intends to target four markets during its first year:

	1) Alternative Transportation, Recreation & Leisure, Health & Fitness
	2) Senior Citizens
	3) Rehabilitation & Therapeutic
	4) International

	TRB already has over one million dollars worth of sales from licensing agreements, as well as sales commitments by licensees (SEE "Selected Financial Information")

	The Company's current mailing address is 4 Becker Farm Road, Roseland, NJ 07068; and its phone number is (973) 994-4488.

SELECTED FINANCIAL INFORMATION

	Set forth below is selected financial information of the Company and its consolidated subsidiary. The provided information is derived from the more detailed audited consolidated financial statements as of September 30, 1997, and should be read in conjunction with the audited consolidated financial statements included elsewhere in this Prospectus and are qualified in their entirety by reference thereto (see "FINANCIAL STATEMENTS").

                   			3 Months        Annual          Annual        Annual
		   	                Ended           Ended           Ended         Ended
		                   	Sept. 30        June 30         June 30       June 30
			                   1997            1997            1996          1995


OPERATING RESULTS*
(all data is in $US)

Continuing Operations
Sales                  $    0           $    0         $161,354      $    0
Cost of Sales               0                0          146,363           0
Gross Profit                0                0           14,982           0
Licensing Fees              0        1,060,000           65,000      60,000
Other Income               46               59              135          45
Total Income               46        1,060,059          387,834      60,045

Expenses:
Total Expenses        103,750          454,443          229,734     298,510

Net profit (loss)
before taxes         (103,704)         605,616         (149,617)   (238,465)
Income taxes(recovery
R&D credit))                0           25,375           59,019      82,646

Net Profit(Loss)     (103,704)         630,991          (90,598)   (155,819)

                        Prospectus Page 3

Net profit (loss)    $(0.00874)    $0.25931     $(0.009)    $(0.013)
Per Share

FINANCIAL POSITION
Current Assets       1,101,171    1,091,894       7,200       7,482
Other Assets           621,557      628,038     307,644     240,769
Total Assets         1,722,728    1,719,932     314,844     248,251


Current Liabilities    195,441      195,441     464,455     361,816
Other Liabilities      305,500      314,000     218,126     163,574
Total Liabilities      500,941      509,441     682,581     525,390

Stockholder's        1,221,787    1,210,491     367,737     277,139
Equity
________

SECURITIES OUTSTANDING

	As of the date of this Prospectus, 11,925,626 shares of Common stock were issued and outstanding. (see "CAPITALIZATION", "PLAN OF DISTRIBUTION" and "PRINCIPAL STOCKHOLDERS")

CURRENT STOCKHOLDERS

	Approximately 278 persons own shares of the Company's Common Stock (see "CERTAIN TRANSACTIONS" and "PRINCIPAL STOCKHOLDERS").

DEFINITION OF TERMS

	Certain terms used in this Prospectus, usually identified by initial capital letters, are defined in the section of this Prospectus captioned "GLOSSARY OF TERMS."

                        RISK FACTORS

	THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A DEGREE OF RISK. THEY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR INVESTMENT IN THE COMPANY WITHOUT A MATERIALLY ADVERSE IMPACT ON THEIR STANDARD OF LIVING OR FINANCIAL SECURITY. THEREFORE, PRIOR TO PURCHASE EACH PROSPECTIVE INVESTOR SHOULD CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

RISKS OF THE OFFERING

Potential Future Sales Pursuant To Rule 144

	Generally, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of shares which does not exceed the greater of one percent (1%) of the then outstanding
Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has not been an affiliate of the Company for at least 90 days and who has satisfied a one year holding period.

                      Prospectus Page 4

	The one year holding period for all the Company's currently outstanding restricted shares required by Rule 144 will expire during October of 1998 and thereafter, the holders may periodically sell their Company securities, subject to applicable volume limitations, restrictions on the manner of sale and applicable reporting requirements (see "CERTAIN TRANSACTIONS").

Absence of a Trading Market

	At present, there is no market for the securities of the Company, and there can be no assurance that an established trading market or any public market will develop in the future, or that if developed, it could be sustained, or the securities of the Company resold at any price. Any market the Company may develop will, in all likelihood, be a substantially limited one.

Adverse effects of Penny Stock Regulations

	Securities, generally, with a price $5.00 per share or less are referred to as penny stock. These securities are unsuitable for investors with low fixed incomes and limited net worth, or for accounts held in a fiduciary or custodial capacity. As well, they are not suitable for investors who are risk aversive or have income as their sole investment objective. Investment broker/dealers must satisfy special sales practice requirements, including making written suitability determinations regarding any persons wishing to invest in penny stock; written consent of the purchaser prior to purchasing penny stock; delivery of a disclosure statement outlining the risks associated with penny stock prior to any transaction; a written current bid and ask quotation and commissions to be earned by the broker/dealer in the transaction; and monthly statements stating the market value of any penny stock held in a portfolio. These requirements, if applicable to the Company, may adversely effect any market for the Registrant's shares.

Absence of Underwriter

	The Selling Stockholders' Shares will be sold directly by the Selling Stockholders, consequently, no underwriter is expected to be involved therewith. The absence of an underwriter means that there will be less due diligence in conjunction with this offering than would be performed in an underwritten offering, and furthermore, that there are no brokers committed to stabilizing the market for the Company's securities.

Concentration of Share Ownership

	Where approximately 86% of the shares in the Company are currently held by Motion Plus International Corporation, a corporation 98% of whose stock are owned by Byung Yim and his two children, the effective control of the Registrant rests with these parties. Byung Yim is also the President and sole director of the Company. Thus Mr. Yim, and his two children will be in a position to substantially control the election of the Board of Directors of the Company and the management and policies of the Company.

Financial Risks

	No assurance can be given that the Company's future sales will meet the Company's expectations or that the Company will be able to operate profitably. The Company has a history of operating losses, and lacking future profitable operations, will need additional capital, which the Company has no assurance whatsoever of being able to obtain. The inability to obtain such financing would have a material adverse effect on the Company's results of operations. (See "Financial Statements", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION, CHANGES IN FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

                        Prospectus Page 5

BUSINESS RISKS

No Dividends

	The Company has never paid dividends on its Common Stock. The Company does not anticipate paying dividends for the foreseeable future and intends to devote earnings, if any, to the development of the Company's business. The payment of dividends in the future rests within the discretion of the Company's Board of Directors and will depend on the existence of substantial earnings, the Company's financial requirements and other factors. TRB has paid no substantial dividends in the past; and earnings for the foreseeable future are expected to be retained to finance corporate business expansion.

Material Reliance Upon Officers

	The Company is wholly dependent upon the personal efforts and abilities of its officers and directors, especially Mr. Byung Yim. The loss of or unavailability to the Company of the services of any of its officers or directors would have a materially adverse effect on the Company's business prospects and potential earning capacity. The Company does not carry any insurance to compensate for any such loss, nor does it intend to obtain "key man" life insurance covering its officers or directors.

Possible Loss of Entire Investment

	Prospective investors should be aware that if the Company is not successful in its endeavors, their entire investment in the Company could become worthless. Even if the Company is successful in its programs there can be no assurances that investors will derive a profit from their investment.

	The Company has only one operating subsidiary, and as of yet no sales of product has taken place. It is possible that there will never be any sales of products, in which case the total investment of investors may be lost.

	FOR ALL OF THE AFORESAID REASONS, AND OTHERS SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THESE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN ON THEIR INVESTMENT.

                     SELLING SHAREHOLDERS

	Alpha Bytes, Inc., a Colorado public corporation presently traded on the NASDAQ Bulletin Board market, provided consulting services to the Company regarding software development for the inventory control and Management Information Systems to be used by the Company. It was agreed that Alpha Bytes, Inc. would receive 250,000 shares for its services. Management felt that this arrangement was appropriate as it allowed the Company to use its cash elsewhere, and at the same time set up the computer systems which would monitor the Company's activities.

	Alpha Bytes, Inc., its subsidiaries, and shareholders had no interest in the Company, its subsidiary, or any business or personal relationship with any shareholder of the Company or its subsidiary or affiliates, prior to the above described transaction. The shares given to Alpha Bytes represented 2.5% of the Company's outstanding shares, and if sold, will leave Alpha Bytes, Inc. with no interest in the Company.

                      Prospectus Page 6

                   CERTAIN MARKET INFORMATION

MARKET FOR COMMON EQUITY

	At present, there is no market, public or private, for the trading of the Company's common stock. The Company anticipates registering its shares on the NASDAQ Bulletin Board System by March of 1998.

SECURITY HOLDERS

	As of December, 30, 1997, the latest practicable date for which information is available, the Company had approximately 278 common stock holders. Of these, 180 were shareholders of Alpha Bytes, Inc. (See "Selling Shareholders"), who received 250,000 shares in the Company as a dividend from Alpha Bytes, Inc., which received the said shares as payment for consulting services rendered to the Company with respect to computer software systems. The shareholders of Alpha Bytes, Inc. received their shares in the Company based on the number of shares each shareholder held in Alpha Bytes, Inc. divided by the total number of outstanding shares in Alpha Bytes, Inc.

	There are 40 shareholders holding 11,081,628 restricted shares, and 57 shareholders holding 594,009 shares issued on October 2, 1997, which shares are part of the securities to which this Prospectus refers (See "Certain Transactions", Principal Stockholders").

DIVIDENDS

	There have been no cash dividends declared or paid since the inception the Company and no dividends are contemplated to be paid in the foreseeable future. No dividends were paid by the Company's subsidiaries, prior to their acquisition by the Company; however, it is anticipated that for the foreseeable future, the Company's profits (if any) will be reinvested in the Company rather than distributed as dividends.

OFFERING PRICE

	No offering price has been pre-established for the shares registered by the Selling Shareholders. Rather, it is anticipated that the Selling Stockholders will sell them into the public market at such times as the price is deemed favorable, when considered in light of the recipients' capital requirements. The recipients will be the sole determiners of appropriate pricing, on a case by case basis.


CAPITALIZATION

	The following table sets forth the capitalization of the Company as of September 30, 1997.



                                          						September
Title of Class                                  30, 1997

Stockholders' Equity                            $1,221,787

Debt
Total Liabilities                               $  500,941

                      Prospectus Page 7

                		       THE COMPANY

BUSINESS (GENERAL)

	TRB Systems International Inc., organized under the laws of the State of Delaware in 1997, is a holding company for TRB Systems Inc., a Delaware corporation formed in April 1994, formed to market, Worldwide, the Transbar Power System (TPS) technology and its applications to the bicycle, exercycle, electric bicycle and wheelchair. These technology rights were assigned from ABL Properties, the owner of the patent rights to the TPS technology, to TRB Systems Inc.

BUSINESS DEVELOPMENT

	TRB, a corporation organized under a Delaware corporation, was organized in 1994. It has never been a party to any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Background Information

	The Company was incorporated in the State of Delaware on April 9, 1997. The Company was organized as a purchaser of TRB Systems Inc., and purchased the said company on April 18, 1997.

	The Company is currently a holding company with one operating subsidiaries, TRB Systems Inc., organized pursuant to the laws of the State of Delaware. TRB Systems Inc. has never been a party to any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business other than with respect to its acquisition by the Company. For purposes of this prospectus, the Company's subsidiary are sometimes referred to as "TRB".

	TRB Systems Inc., a Delaware corporation formed in April 1994, was formed to market, Worldwide, the Transbar Power System (TPS) technology and its applications to the bicycle, exercycle, electric bicycle and wheelchair. These technology rights were Licenses from ABL Properties, the owner of the patent rights to the TPS technology, by TRB Systems Inc. (See "Organization"). The rights licensed to TRB by ABL Properties Company call for a payment of $200,000 during the first year of active sales, a 1% royalty on annual sales to $10,000,000, 0.75% on sales over $10,000,000 but under $20,000,000, and
0.5% on all sales thereafter, and all profits gleaned from international sales to an aggregate limit of $3,325,000. ABL is 100% owned by Byung Yim, President & CEO of TRB Systems International Inc.

	Between 1983 and 1993, over $7.9 million was spent by Alenax Corporation (TRB's predecessor), owned and operated by Mr. Byung Yim, president of both TRB and TRB Systems International Inc., developing and marketing a line of TPS bicycles, and in 1988 the company sold a total of 8,500 TPS bicycles. This experience has given rise to the new product line that TRB is ready to market. To date 1,060 bicycles have been produced and sold.

BUSINESS

	The Company's primary focus is to manufacture, through agreements with manufacturers, and, eventually in its own facilities, all of its products. The Company plans to distribute and sell its products to the public through distributors and licensees. All sales and promotional material will be provided to the distributors and licensees by the Company.

                       Prospectus Page 8

Principal Products or Services and Their Market

Product Development

	Preliminary market research indicates that the therapeutic market is driven primarily by product performance, while non-therapeutic markets are more sensitive to price. The Company intends to focus its product development and production efforts for the first year on three lines of products: bicycles, electric bicycles, and ergometers. TRB's introductory bicycle line, propelled exclusively by the TPS, will consist of models with multiple sizes for men and women. This initial line will closely resemble the current popular cruiser and mountain bikes that offer a comfortable upright riding.

	Product development will continue with the introduction of an adult tricycle. Lightweight, higher performance bicycles will eventually also be introduced to appeal to the performance biking community. Other term products will be developed to meet the dynamic and continually changing needs of the market.

Patent Protection

	Patents covering the speed change and/or propulsion mechanism of the Transbar Power System have been obtained and are owned by ABL in the U.S., China, India, Australia, Taiwan, Japan, and Korea, and a patents are pending in Europe and Canada. TRB has the exclusive worldwide licensing rights under all TPS patents, except for Taiwan and South Korea.

TRB Products and Technology

	The TPS technology has many applications. TRB will initially focus on three main product groups; a select line of bicycles, electric bicycles, and two types of ergometers. Other new product lines and licensing opportunities will be pursued through third party alliances.

TPS Bicycle

	TPS bicycles are high quality, sophisticated products that closely resemble conventional bicycles. The TPS bicycle's unique design provides a smooth, up and down pumping, or stepping action which closely resembles the body's natural walking and running motion. This is the most powerful movement a leg can make, reaching a maximum when almost fully extended. TRB's system takes advantage of these biomechanical facts.

	The bicycle's operating principles are relatively simple. The pedal levers travel up and down through the maximum power range that has an arc of 135 degrees. As the lever on one side is depressed, the opposing lever is raised. A full lever stroke or a partial stroke may be applied to propel the bicycle. Lever strokes require far less leg motion than the 360 degree movement required with a conventional bicycle.

	Research conducted by TRB leads management to believe that the TPS bicycle provides a significant increase in propulsion power versus conventional circular pedaling models. The propelling force of the TPS lever is constant, as opposed to the variable, circular ascending and descending crank motion of conventional bicycles. The levers which drive the transbar system do not revolve, and their length can therefore be increased to take advantage of the power of leverage. Since the levers do not revolve, the TPS bike permits greater ground pedal clearance over rough terrain and around turns. Propulsion of a bicycle using the TPS results in significantly greater distance traveled, for a given expenditure of effort, than on the same bicycle using conventional bicycle technology.

                     Prospectus Page 9

	The overall appearance of the TRB bicycle closely resembles that of the conventional bicycle. The major difference between TRB's bike and conventional bikes is the TPS, which has three main components:



TRANSBAR        Two opposing bars that are attached directly to the pedal
              		levers.  Each Transbar is interconnected by a chain cable to
		              the hub assembly.

REAR HUB        A dual ratcheting sprocket which is engaged by chains that
              		connect the two opposing Transbars.

SEE-SAW IDLER   The component allowing for the opposing movement of
              		the two Transbars.





	TPS gear changes are always sequential, and the chain is always in line with the drive sprockets making it virtually impossible to "throw a chain," as with conventional bicycles. Changing gears is accomplished by a single, positive shift control as compared to dual levers on a conventional 21 or 24 speed. The pedal lever is attached to the Transbar at a precise angle to allow maximum power transfer from rider to machine.

The TRB BIKE is offered in five (5) models; Mountain Bike(MTB), Leisure Bike, BMX(Children), ATB(all-terrain), and CROSS-BIKE. In mass production, TRB will offer a pedal arm in lengths of either 225mm or 250mm. This will increase the force of each stroke and increase speed considerably compared to the conventional pedal length of 170mm. TRB plans to focus initially on the single action, natural stepping motion in all the bikes with the exception of a 20" JUVENILE BIKE that will be introduced with our proprietary multifunctional pedal action within a 9-12 months train after the TRB rollout. Our tricycle will follow within one (1) year.

   TRB's in house research, consisting of trials on the bicycle and questionnaires responded to by over 100 people indicates that first time riders or the older population like the feel of the TRB BIKE better than a conventional bike. Women like the fact they can wear a skirt with comfort while riding, and those with stiff joints, limited range of motion will attest to the ease of natural motion of TRB BIKE's pedal action compared to that of the conventional bike. The most conventional bikes are not structurally or functionally designed specifically for rehabilitation per se. The "transbar technology" fills a large void in this huge untapped market, especially in the "middle-aged" population. It also is an easier motion for the beginner.

   The transbar configuration in TRB's bike allows the rehabilitating person (a market with growth of 430,000 annually in the US) who uses TRB's bike in a stationary mode (sitting on a stand) to transfer the natural gait motion of 135 degrees from the inside to the outdoor with the same bike (without the stand). TRB will attack the high-end professional rider market in the second phase of our business plan. TRB is conducting care research to verify the speed and efficiency of our racing prototype (i.e., longer pedal arm, therefore greater force stroke).

                      Prospectus Page 10

Fitness/ Home Trainer

TRB's fitness and home trainer was an outgrowth of the Company's experience with physical therapists who used our "outdoor bike" concept of the natural gait motion for their patients. They wanted a graded capability of ROM (Range of Motion) in the stationary bike, as the patient moved from a narrow range of motion to a wider and eventually to the 360 degree, circular motion that they were accustomed to, in typical rehabilitative procedure. TRB's VersiTraniner meets that demand with a training and rehabilitative device that provides six (6) different sets of exercises.

Lever Propulsion-Action
1.  Alternate up and down pumping motion
2.  Simultaneous with both feet parallel to each other
3.  Bilateral-One foot pumps while the other foot rests motionless
4.  One foot pumps 360 degrees while the other foot rest motionless

Conventional Motion-Conventional Rotary Pedal Action
5.  360 degree rotation-conventional bike pedaling-opposed pedals
6.  Parallel pedaling-360 degree rotation

The Versi-Trainer allows an individual to exercise their abdominals, hips (lateral rotators), quadriceps, hamstrings, and gluteus (butt) muscles. All actions are performed in the correct biomechanical positions.

Electric Bike

POWER+BIKE is an outdoor bike that uses the same natural "up-down" motion of all the TRB bicycles but with the ability to, with the twist of the handle, become an electric bike with speed capability of 23mph. TRB's POWER+BIKE is strategically positioned, not specifically for the luxury market, which has three new entries this year Bricklin, Mercedes, and Porsche. All three are designed similar to a moped, are heavy (50lbs or more), and costly, at prices between $1400-$5000. By comparison, TRB's POWER+BIKE is 23lbs, light and efficient enough for the senior citizen and women's market (can be pedaled comfortably in a business skirt or suit) and sleek enough for the "Generation X" market appeal, sophisticated enough for the urban businessman, cool and convenience for the outdoor family and RV enthusiasts, and safe and practical for the recovering heart attack patient who wants to exercise but does not want to be struck too far from home. With a retail cost of $600 and manufacturing costs at $200, along with the added capabilities of folding the POWER+BIKE into a POWER PACK so it can be hung upon the back of a door, TRB's management believes the POWER+BIKE can capture a major market share within this emerging market.

	The marketing strategy for this product is as follows:

	Senior Market over the age of 55:  TRB will focus on the Sunbelt
States: Florida, Arizona, New Mexico, Nevada, California, Texas as well as North Carolina, South Carolina, and Virginia. Organization such as AARP (American Association of Retired Persons) with over 5 million members will be a main target. This market will be cross-prospected by other major pyschographics such Recreational Vehicle and TimeShare enthusiasts.

	Recreation Vehicle Enthusiasts: Reports by the Recreational Vehicle International Association (RVIA) have shown that there are 9 million RVs with 2 1/2 users per RV, making a total of 22.5 million RV enthusiasts. TRB has targeted RV camps in Palms Desert (California), Lake Conroe (Houston), as well as KOA (Campgrounds of America) and Coast-to-Coast Florida, two of the larger leaders in RV and Campgrounds.

                     Prospectus Page 11

	TimeShare Market: There are 2,500 TimeShare Properties. TRB has contacted key sales personnel in a new site and are currently involved in preliminary negotiations to have the TRB POWER PLUS BIKE be a promotional premium when buying a TimeShare unit.

	Universities/Colleges: Nationally, there are 14 million university/ college students. Alenax had set-up a College Campus Student Leader Program in the past with the TPS outdoor bicycle (Alenax), and TRB intends to mimic the same marketing and sales campaign to colleges and universities. TRB will roll-out a similar campaign at a later date to the Prep School market, a market with close to 1 million students.

	TRB will also select large specialty stores, as well as a consortium that sell Health Clubs in over 19 Western States. TRB plans to develop a campaign with International Spa, a professional Spa organization and will exhibit at their international trade show. There are over 2,500 Spas in this organization.

Future Product Development

	The TPS technology has many applications for future products. Some products under consideration include:

1.      wheelchair
2.      adult tricycles
3.      outdoor recumbent (reclining) bicycles
4.      arm/shoulder ergometers

	The outdoor recumbent bicycle has been extremely well received by several Fortune 500 companies, based on a working prototype presented to such companies by Dr. Dennis Colacino, COO of the Ergometer Division of TRB. (See "Management").

The Market

	TRB will focus on four markets in its first year of operation.

Alternative Transportation, Recreation & Leisure, Health & Fitness

	This market is made up of more than 60 million individuals who currently exercise regularly. The TRB products that will appeal to this market are the Versi-Trainer and the outdoor TPS bicycle.

Retail Market

	From 1985 to 1995, the U.S. bike market grew at close to a 6% annual rate. The retail industry has averaged approximately $3 billion annually through the 1980's and is expected to reach $5 billion by 2000. According to the National Sporting Goods Association ("NSGA"), the retail market for home exercise and fitness equipment grew at a compound annual growth rate of 10.5%, from approximately $1.2 billion in 1987 to an estimated $2.5 billion in 1997. The sale of aerobic conditioning equipment, including stair climbing equipment, treadmills, cross country ski exercisers, etc., accounted for $2.0 billion in 1995, or 73.7% of this total. In this industry, the stepper market is the fastest growing segment. The TPS bicycle will be attractive to this segment because it allows the stepper motion and muscle conditioning to be taken outdoors.

                     Prospectus Page 12

Health and Fitness Facilities

	To stay competitive, commercial health and fitness facilities have generally found that they must continue to offer their members state-of-the-art equipment and programs. As a consequence, health and fitness facilities typically will spend increasingly more on equipment just to keep pace. With the number of health and fitness facilities in the U.S. estimated
at 12,500 (IRSA     estimate), there is significant competition among
neighboring clubs that are facing a saturated market. These facilities find they must offer their members every possible means of motivation to keep them coming back. Consequently, health and fitness facilities are driven by the market to respond very quickly to new products. TRB's recumbent ergometer (Versi-Trainer) will offer health club goers the opportunity to combine conventional circular motion with the TPS stepper motion in a single machine.

Senior Citizens

	The senior market is the segment of the population over the age of 50, which includes approximately 64 million Americans (25.6% of the U.S. population). With the aging of the Baby Boomers, this number is going to change markedly over the next two decades. By 2010, it is projected that 96 million Americans (32.1% of the population) will be over the age of 50.

	The aging of the U.S. population, combined with the rapidly escalating cost of health care services, has resulted in an intensifying concern about the efficiency and effectiveness of the U.S. health care system. As a result, there is a growing need for individuals, particularly older adults, to participate regularly in safe, functional and efficient exercise which combines aerobic conditioning and resistance training.

             	Historical and Projected U.S. Population Demographics
			                               (in millions)

                     			 1970       1992       2000       2005       2010

Total Population         204.0      254.8      274.2      286.3      298.9


Population Age 50 & Over  49.9       65.2       75.6       85.0       95.8

% of Total                24.5       25.6       27.6       29.7       32.1

Population Age 65 & Over  20.0       32.1       34.4       35.8       38.8

% of Total                 9.8       12.6       12.5       12.5       13.0


	Historical data from U.S. Department of Commerce. Projected data from Woods & Poole Economics.

	Only recently has the medical community begun seriously to evaluate and appreciate the importance of exercise for older adults. Properly prescribed, exercise can combat the muscular atrophy associated with aging, improve cardiovascular conditioning, and strengthen and protect the body against injury. In addition, exercise can preserve and extend an individual's level of physical independence and quality of life.

                     Prospectus Page 13

	To date, walking has been the number one form of exercise for seniors. Walking is practiced more than twice as much as any other activity, and almost 50% of all seniors walk for exercise on a regular basis. TRB's TPS technology offers these individuals an alternative form of exercise, comparable to walking, that generates better cardiovascular results while using similar muscles with less joint impact.

Rehabilitation & Therapeutic

The Rehabilitation & Therapeutic market consists of four segments: 1) post surgical (i.e. hip and knee), 2) acute injury, 3) individuals with a restrictive ROM (range of motion), and 4) other (i.e. arthritic, biomechanical). There are approximately 500,000 surgeries and 1.5 million hip and knee injuries every year. According to a recent survey conducted by the American Hospital Association, there are approximately 6,600 registered hospitals in the U.S. The following table sets forth, by type of facility, the percentage of hospitals which make use of therapeutic exercise as a form of treatment:



                                   					 Percentage of
Facility                                 U.S. Hospitals(1)

Physical Therapy Services                78.4%
Orthopedic Surgery                       66.0
Occupational Therapy Service             54.3
Outpatient Rehabilitation Unit           48.2
Cardiac Rehabilitation Program           39.0
Comprehensive Geriatric Assessment       20.3
Sports Medical Clinic                    18.2
Fitness Center                           14.6
Inpatient Rehabilitation Unit            13.4
Geriatric Clinic                          8.1

		(1)     AHA, 1992 Annual Survey.

	In addition, according to statistics compiled by the U.S. Department of Health and Human Services, there were approximately 16,000 nursing homes in the U.S. in 1995, with an aggregate total of approximately 1.7 million beds. This market segment, including all categories, exceeds 8 million people. To be successful in this market requires that exercise equipment be both medically sound and appropriate for a wide array of therapeutic applications. Medical institutions are acutely aware of the need for accurate and reliable feedback from the exercise equipment used in the therapeutic process. Product characteristics such as restrictive ROM, precise variable resistance, and the accurate control and measurement of workout intensity are of critical importance.

	The TRB product that will address the needs of this market is the Fitness Versi-Trainer and the TPS bike. Today the major form of therapy for post hip and knee surgery is the conventional stationary bike. The 360 degree fixed stroke is limiting because initial therapy methods limit ROM to less than 120 degrees. This causes a time lag before the conventional 360 degree bike can be implemented.

                      Prospectus Page 14

	The ROM of the TPS is variable and can accommodate all ROM restrictions, which allows patients to begin rehabilitation sooner. The biomechanical design of the TPS also puts less strain on limbs and joints by generating a force along the muscle belly, rather than at the insertion (joints). This enables patients to recover from surgery faster than with current techniques, while reducing the probability of reinjury.

International

	In 1995, worldwide bicycle sales were over $15 billion, equating to over 120 million bicycles sold. Based on historical trends, worldwide sales are expected to grow at a rate of 5% annually over the next five years. The two largest international markets, in units, are China and India, with the U.S. placing third.

	40 million bicycles were sold in China in 1995. Because of China's population and its use of the bicycle as a primary source of transportation, compound five year growth has been over 6%. India's market growth is similar to China. In 1995, 20 million bicycles were sold in India.

	Japan, with approximately 7 million units sold in 1995, represents a market that is skewed toward higher priced bicycles. Europe, if looked at as one market, is similar in both dollars and units to the U.S.; however, the number of bicycles per capita is double that of the U.S. (55 bikes per 1,000 people in Europe versus 25 in the U.S.)

	The international market offers TRB a tremendous opportunity in producing short term and long term revenue with its TPS products.

Distribution Methods of the Products or Services

Marketing Plans & Products

	Currently, bicycles are sold mainly through retail outlets and specialty bike shops; while institutional exercise equipment is sold through trade shows, magazines and direct mail. The bicycle industry has seen many significant changes over the past decade in how products are distributed. TRB intends to take advantage of the newest techniques. The Company's long-term strategy is to sell through a network of specialized bike and sporting goods shops.

	In the near term, however, the Company, plans to hire The Sawtooth Group, a privately held advertising and new products consulting company established in 1988, having over 80 employees, and having as some of its major clients Sandoz, Tetly USA, AT&T and Radisson- Seven Seas, to begin to promote ergometers, electric bicycles, and bicycles through a variety of media, i.e. infomercials on cable television and general television commercials. TRB will establish market awareness through such direct marketing and will generate cash flow. For the line of ergometers, TRB plans to investigate possible alliances with existing sporting goods manufacturers. The Company anticipates that after brand awareness and an established corporate image have been achieved, TRB will be able to market its bicycles, ergometers and electric bicycles through a network of bike retailers, in accordance with the Company's long term strategy.

                     Prospectus Page 15

Manufacturing/Technology Licensing Agreements

	In order to gain access to international and domestic markets, TRB's products will be manufactured through contracts with existing manufacturers around the world. Licensing and marketing agreements will be established with capable individuals and enterprises in selected markets. Ongoing royalty fees will also be received from licensees. These royalties are 6% in the first year, 5% in the second year, and 4% thereafter, with a minimum royalty payment per year (see table below) TRB's licensing agreement requires the licensees to meet minimum volume and quality standards. The quality standards refer to obligatory training in the products and their maintenance as well as customer service, which TRB shall monitor through comment sheets, and tracking complaints.

	The royalty/volume requirements are presented below:

  			                          1st Year        2nd Year        3rd Year
		                          Min. Royalties   Min. Royalties   Min. Royalties
Country

India                        $100,000        $220,000         $350,000

Benin/Nigeria                 $15,000         $25,000          $40,000

Ivory Coast &                 $10,000         $10,000          $10,000
5 other countries

Tanzania                      $10,000         $20,000          $30,000

Vietnam                       $10,000         $20,000          $30,000

Orange County                   1,500 bikes     3,000 bikes      5,000 bikes

	 Moreover, the agreement also provides that any product enhancement developed by TRB's licensees becomes the property of TRB.

	TRB is manufacturing its proprietary parts through a non-exclusive relationship with Kun Teng Industries (Taiwan) to produce medium and high\end bicycles, and plans to use Sino-Danish Enterprises Co., Ltd.(China) as a supplier of proprietary parts and assembled bicycles in the lower price ranges. Sino-Danish is now ready to begin mass production and TRB has received a line of credit in China for $2 million to support these production plans.
	International licensing and marketing agreements have been reached with licensees for a total of $1,125,000 from the Ivory Coast Tanzania, Benin/Nigeria, Vietnam and India, and payments totaling $210,000 have already been received, as well as $10,000 for the right of first refusal to be the licensee in Canada. In addition, TRB is negotiating agreements with a potential licensee in China. Under the terms of the Chinese license proposal, Sino-Danish Enterprises Co., Ltd. will sell a minimum of 100,000 bicycles in the first year. Sino-Danish intends to achieve its sales goals by advertising the product throughout China on television during prime time hours, for one full year. TRB expects to sign this agreement, thereby granting Sino-Danish with an exclusive sales and marketing right for China.

	TRB's ergometers are currently ready for mass production by Pretty Wheel Ind. Co., Ltd., a leading sports equipment manufacturer based in Taiwan.

                      Prospectus Page 16

Competitive Business Conditions and Competitive Position in the Industry and Methods of Competition

There is no direct competition for the products offered by TRB. The general competition is the bicycle industry, which is, as aforementioned, differentiable from the TRB product line.

Sources and Availability of Raw Materials and the Names of Principal Suppliers

TRB uses commercially available raw materials, and does not foresee any shortage in supply. No Supplier accounts for greater than 5% of the raw material needs of TRB.

Dependence on One or a Few Major Customers

	No customer of the Company accounts for more than 5% of its business.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, Including Duration

Licenses

TRB has an exclusive license, as aforementioned, for the worldwide distribution, manufacture, and sale of the TPS system from ABL, the patent holder.

Other Intellectual Rights

	No other patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts are used by the Company.

Need for Any Government Approval of Principal Products or Services

	To the best of the Company's knowledge, there are no special requirements for government approval of its principal products or services, not generally applicable to normal business operations.

Effect of Existing or Probable Governmental Regulations on the Business

	The Company is unaware of any probable regulation of its business, other than as will apply to businesses in general.

Estimate of the Amount Spent During Each of the Last Two Fiscal Years on Research and Development Activities, and if Applicable the Extent to Which the Cost of Such Activities are Borne Directly by Customers

	During the past two years TRB spent approximately $111,100 on R&D, all of which will be borne by the customer as reflected in the price of the products of TRB.

Costs and Effects of Compliance with Federal, State and Local Environmental
Laws

	The Company, is not aware of any expenses directly attributable to compliance with federal, state or local environment laws or regulations.

                    Prospectus Page 17

Number of Total Employees and Number of Full Time Employee

	The Company has 4 full time employees, and no part time employees.

Description of Real Estate and Operating Data

	The Company currently rents approximately 500 square feet for its staff, at 4 Becker Road, in New Jersey. As well the company has 2,500 square foot R&D facility in Taiwan, with a rent of $12,864 per anum.

	Management is of the opinion that its current facilities are adequate for its immediate needs. As the Company's business increases, additional facilities will be required, however the current facilities are expected to suffice until after December 31, 1998.

Equipment

	The fixed assets of the Company as valued for accounting purposes have a depreciated book value of $536,513, and an non-depreciated book value of $545,000. The assets are principally comprised of tools and dies for the manufacture of the components for the TPS system.

Investment Policies

	The Company has no investment policies with respect to investments in real estate or interests in real estate or investments in real estate mortgages.

Litigation

	The Company is not a party to any material litigation.

Operating Subsidiaries of the Company

	The subsidiary of the Company generates all revenue for the Company, and the discussions and tables referring to operations in this prospectus refer to the revenues generated by the subsidiary.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION,
CHANGES IN FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	The following discussion and analysis relate to factors which have affected the financial condition and results of operations of the Company for the three months ended September 30, 1997 and the four previous fiscal years, ending June 30, 1997, 1996, 1995, and 1994.

	On April 18, 1997 the Company purchased 100% of all the outstanding shares of TRB, as fully described in Material Events, below. As a result of the aforementioned transaction, the Company. gained TRB, whose activities are fully described herein.

Discussion of Financial Information

	TRB is the active operating entity, producing, marketing, manufacturing, and supporting the products of the Company. The Company has no active income save for the activities of TRB. Therefore, the financial information regarding the parent company and its subsidiary are presented on a consolidated basis.

                      Prospectus Page 18

	For the fiscal year ended June 30, 1997 the Company had revenues of $1,060,000 generating a gross profit of $1,060,000. There was no revenue generated in the three month period ended September 30, 1997.In the preceding 3 fiscal years (the development period) ending on June 30,1996, revenues were $161,354 with a gross profit of $14,982 from bicycle sales, and $190,000 from the sale of licenses. Cost of goods sold was $0 for the periods ended September 30, 1997 and June 30, 1997, as compared to $146,363 for the period ending for the development period. During the development period, 1,060 bicycles were produced and sold.

	Earnings for the fiscal year ended June 30, 1997 were $630,991, and a loss of $103,750 was reported for the quarter ended September 30,1997. A loss of $368,737 was reported for the development period ending on June 30, 1996. Expenses were $103,750 for the quarter ending September 30, 1997 as compared to $791,888 for the developmental period, and $454,443 for the fiscal year ended June 30, 1997. Overall, the major costs were consulting fees, R&D, and professional fees in the quarter ended September 30, 1997, depreciation and travel accounted for approximately 1/3 of the expenses of the Company. The travel expense was necessary to conduct meetings which management believes will lead to a license agreement in Mainland China. Generally, the expenses from the fiscal period ended June 30,1997 and September 30,1997 remained relatively constant, with the travel expense being the only key variance. The key variances between the development period ended June 30,1996 and the fiscal year ended June 30, 1997 were the consulting expenses, commissions, officers salary and depreciation. These were, except for consulting fees, indicative of the Company becoming an operational company, and reflect anticipated future expenses from year to year that the company should approximate. The expenses experienced in the quarter ended September 30, 1997, except for consulting and travel, fall into line with the expenses of the fiscal year ended June 30, 1997. The consulting fees were primarily one time fees associated with developing marketing plans for the sale of TRB products.

	The cash and investment certificate position of the company increased to $8,091 on September 30, 1997 from $7,200 on June 30, 1997. Retained earnings changed from ($368,737) on June 30, 1996 to $360,395 on April 30, 1997, reflecting a very successful year of operation for the company. Current assets, as a whole, increased from $7,200 during the developmental period to $1,127,585.

Material Events

Acquisition of TRB

	On April 18, 1997, in exchange for 9,750,000 shares in the common stock of Company, 100% of the stock in TRB was sold by Motion Plus International, a Delaware Corporation, its owner, to the Company.

Liquidity

	Management believes that the Company has the cash funds and necessary liquidity to meet the needs of the company over the next year, assuming sales and development efforts conform to the standards historically set (See table on page 15 for minimum royalty payments). Primarily, as TRB is now ready to deliver bicycles, liquidity needs will be met through the sale of bicycles internationally. This will be done on a letter of credit basis, and through credit arrangements with the manufacturers in China, who have given TRB a $2,000,000 line of credit to apply against orders for bicycles. As well, royalty payments will become due from the distributors and licensees. On March 1, 1998 American distributors will be given all material necessary to commence domestic sales.

                      Prospectus Page 19

	However, to fully maximize the potential presented by the TPS technology, management believes that approximately $10,000,000 will need to be raised. The funds will be primarily used to increase the marketing effort and for the production of marketing material, maintain domestic inventory levels, as well as the continued development of the TPS technology. It is felt that the money will be utilized over a three year period. In the event only part of the funds are raised, then it will be allocated to marketing and inventory stockpiled to meet anticipated domestic demand. The money will likely be raised through private placements of shares. In the event the funds are not raised, TRB will continue with its sales activities, and, management believes, meet its liquidity demands. The funds, as noted above, are for increased activity and sales, not for primary liquidity demands.

Current Plans

	The key events that are anticipated by management to occur over the next year are the aggressive marketing of TPS based bicycles by the licensees and through active infomercial campaigns, as well as the aggressive sales of licenses for territorial exclusivity in the sale of TRB products. As well, TRB is ready to deliver its bicycles to the current licensees, and plans to aggressively market its products through its licensees.

Accounting Policies and Procedures

	The Company follows generally accepted accounting principles in preparing its financial statements, and has audited statements produced annually, with its quarterly statements produced by its management and accountants.

Revenue Recognition

	Revenue is recognized using the accrual method of accounting.

Statements of Cash Flows

	Statements of Cash Flow are prepared quarterly, on a consolidated basis, using generally accepted accounting principles and guidelines.

Inventory

	The Company keeps minimal inventory, manufacturing goods in response to orders.

Fixed Assets

	Fixed assets are valued based on their depreciated value. Depreciation is calculated using the straight line method.

Production Inventory

Low levels are kept, and ordered as manufacturing orders are received.

Principles of Consolidation

	All Financial Statements are produced on a consolidated basis, as the subsidiary, TRB, accounts for all operating revenue of the Company.

                      Prospectus Page 20

Income/Loss Per Share

	The Computation of loss per share of common stock is based on the weighted average number of shares outstanding during the periods presented.

Statement Re Computation of Earnings Per Share

	The Company has a simple capital structure as defined by APB Opinion Number 15. Accordingly, earnings per share is calculated by dividing net income by the weighted average shares outstanding.

Provision for Income Taxes

	Provisions for income tax are computed quarterly using the guidelines as defined in the Federal and State Statutes.

The Company's Immediate Capital Requirements

	The Company requires about $10,000,000 to continue the growth and market penetration of its TPS products and its R&D (For discussion, See "Liquidity").

CONFLICTS OF INTEREST

	Byung Yim is the sole Executive Officer and director of the Company, and as such has a majority of the votes on all matters which the Board will
vote upon the next annual meeting of the Company's Stockholders.   He, and
members of his immediate family also hold or control a majority of the Company's outstanding common stock. Because the Company's sole officer and director will be voting upon matters of personal interest to him (e.g., salaries, bonuses and other benefits), the outcome of such votes will not be based on arm's length negotiations. While the Company's current officer intends to exercise fairness in determining their compensation and all other matters, there can be no assurance that the Company would not have negotiated more favorable arrangements had persons other than its current officer been responsible for ultimate determinations.

MANAGEMENT

Directors and Executive Officers

	The following sets forth the names and ages of all the Directors and Executive Officers of the Company, positions held by such person, length of service, when first elected or appointed and term of office.



                            				First Elected
Name                    Age     or Appointed/Term       Position
Byung D. Yim            55      April 18, 1997          President

                      Prospectus Page 21

Biographies of Directors, Officers and Director Nominees

Byung D. Yim,  Chairman/CEO

	Mr. Yim's responsibilities include long term vision and international development. He was the founder of both ProMaster Corp. and Alenax Corp.
He directly managed the development and prototype manufacturing, market research and business planning for Transbar Power System products in the past. Mr. Yim has experience with the U.S. import/export business, marketing and distribution of products from the Far East. He was the exclusive Middle Eastern distributor of perma stamp lines of Johnson Wax products. Mr. Yim's experience in the bicycle industry is extensive, including having been the exclusive sales and distribution agent for Upstate New York and Eastern Pennsylvania for H.J. Sports, Inc., the exclusive agent for the third largest bicycle manufacturer in Japan. Mr. Yim is a graduate of Han Yang University with a B.A. in Nuclear Engineering and Electronics. For the last five years Mr. Yim served as president of TRB Systems, Inc., and its predecessor, Alenax Corp., devoting his full time to the bicycle industry and developing and bringing the TPS technology to market.

Augustine Rheem,  Chief Operating Officer, Bicycle Division

	Mr. Rheem's duties include the overseeing of all day to day operations, design and manufacturing projects, quality control, and overall marketing and sales strategy and implementation of the bicycle division.

	Mr. Rheem holds a graduate degree in Business Administration, and brings to the Company a wealth of experience in the Bicycle marketing field. He has been directly involved in the manufacture of bicycles, having owned and operated his own bicycle assembly plant in New Jersey. Mr. Rheem was also the exclusive sales and marketing distributor for Maruish Cycle Co., the third largest Japanese manufacturer of bicycles. Overall Mr. Rheem has over 25 years of national and international experience in all facets of the bicycle and sporting goods industry, including sales/marketing, general management, and product development. For the last five years Mr. Rheem has been with Leisure Dynamics Corp., a New Jersey company, involved in the sale of sporting goods. He is 61 years of age.

Dr. Dennis Colacino, Chief Operating Officer, Ergometer and Exercise
    Equipment Division

	Dr. Colacino's duties include the day to day running of the ergometer and exercise equipment division, with full responsibility for the performance of this division, including overall sales and marketing strategies and implementation.

	Dr. Colacino has over 25 years working in the preventive medicine, rehabilitation, and fitness field. His earlier work focused on cardiac rehabilitation, as Executive Director of Life Clinic (Brandon, FL) and designer and Executive Director of HEART, a cardiac rehabilitation and physical therapy facility of New York Medical. He remains a professor of Preventive Medicine at New York Medical.

	For 12 years, Dr. Colacino designed and managed the Cardiovascular Programs at Texaco and PepsiCo., overseeing the health and fitness for 150,000 employees at PepsiCo. From 1986 to the present, he has been President of the Colacino Group which helps companies with start-ups, marketing and sales. During this time, he has developed proformas and strategic planning, negotiated contracts, and developed products and equipment with the major companies in the sports and fitness industry.

                      Prospectus Page 22

	As a founder and member of the Board of Trustees of the Association of Fitness in Business, Dr. Colacino remains active in the health care field. Presently, he serves on many boards.

	Dr. Colacino is a graduate of Western Washington State College.
He has a Masters degree from the University of Mexico in Physical Education, and a Ph.D. from the University of Wisconsin in Physiology. He is 53 years old, and for the last five years has acted as an independent consultant in the fitness and health field.

Amelia B. Eclavia,  Chief Financial Officer

	Ms. Eclavia's responsibility is to oversee the financial health ofTRB.

	Ms. Eclavia is a CPA, holding a Bachelor of Science Degree in Business Administration. She was Senior Accountant at Thompson Professional Publishing and Information Technology from 1973 to 1996. In late 1966 she formed her own consulting company and joined TRB in May of 1997. This company is the operating unit in the United States of Thompson Corporation, a multi-billion dollar, multi-national corporation. Her duties involved the preparation of financial statements for the company president, management of the royalty system, accounting for short term investments, supervision of Accounts Payable, and the analysis and control of Accounts Receivable. Prior to this position, from 1971 to 1973 Ms. Eclavia was Assistant Controller of Genesee Management Corporation, managers, owners, and developers of multi-million dollar real estate projects. Her tasks included the preparation of financial statements, budgets, cash flow analyses, and the supervision of the staff accounting clerks.

	Ms. Eclavia has a wealth of experience in managing the finances of major corporations, as well as in leveraged buy-outs, acquisitions, and divestitures, and will bring a useful insight to TRB. She is 57 years old.

Marn T. Seol,  Vice-president, R&D

	Mr. Seol is 57 years old and is the inventor of both "propulsion mechanisms for lever propelled bicycles", and "multi purpose transmission mechanisms for bicycles". Mr. Seol began pursuing his interest in designing bicycles in 1976 by opening Dong Yang Industrial Co., Ltd. in Korea. In 1983 he joined forces with Mr. Yim, and since that time has worked for Mr. Yim in developing the research and development division of his companies, and has worked for TRB since its inception.

	Mr. Seol will be responsible for overseeing the design and technological advancements in all TRB product lines, as well as directly involved in developing new products and product lines.

Family Relationships

	Augustine Rheem and Byung Yim are brothers.

Involvement in Certain Legal Proceedings

	During the past five years no current director, person nominated to become a director, executive officer, promoter or control person of the Company has been a party to or the subject of:

(1) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) Any conviction in a criminal proceeding or has been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

             		       Prospectus Page 23

(3) Any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoying, barring suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(4) Been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgement has not been reversed, suspended, or vacated.

Compensation

Compensation of Directors

Standard Arrangements

	All members of the Company's board of directors are paid a per diem fee of for attendance at meetings of the board of directors and committees thereof. In addition, if required, they are reimbursed for travel expenses and lodging is arranged for them, at the Company's expense. At such time as adequate funds are available, all director (and officers) of the Company will be covered by liability insurance. Directors are reimbursed for all out of pocket expenses incurred in the performance of their roles, subject to provision of receipts in form and substance adequate to satisfy Internal Revenue Service audit requirements (e.g., long distance telephone, postage, etc.).

Other Arrangements

	Neither the Company nor any of its subsidiaries have any other arrangements to compensate its directors.

Employment contracts, termination of employment & change-in-control arrangements

	The Company does not have any compensatory plan or arrangement, including payments to be received from the Company, with respect to a named executive officer that results or will result from the resignation, retirement or any other termination of such executive officer's employment with the Company and its subsidiaries or from a change-in-control of the Company or a change in the name executive officer's responsibilities following a chance-in-control, which, including all periodic payments or installments, exceeds $100,000.

	Mr. Yim was entitled to a salary of $50,000 during the fiscal year ending June 30, 1997. As well, he was provided with an automobile and operating expenses for the said automobile were paid on his behalf. The value of this was $4,370.

	Mr. Yim will draw a salary of $50,000 during the fiscal year ending June 30, 1998, although no salary was drawn in the first quarter of the fiscal year. Automobile expenses for the car provided to Mr. Yim by the Company were $3,127.

	Prior to the 1996 fiscal year, Mr. Yim took no salaries, and infused $163,126 into the TRB. In lieu of the repayment of the loan, and charging the company for salaries not claimed in previous years, Mr. Yim was issued 500,000 shares in the capital stock of the Company.

             		       Prospectus Page 24

                 SUMMARY, COMPENSATION TABLE

         	    Annual Compensation      Awards                  Payouts

                          			          Other    Rest-
				                                   Annual   ricted
				                                   Compen-  Stock  Aw-  SU  SA
Name and                               sation          ards OP  RS LTIP Other
Position    Year*  Salary  ($) Bonus  ($)       (#)   ($)   __ ($) ___ ($)
Byung YIM** 1997   50,000          0   4,370*** ****   0    0   0       0   0

Byung YIM** 1996   0               0  11,302*** 0      0    0   0       0   0


*       Fiscal Year Ending
**      President, CEO, and Sole Director
***     Automobile Expenses
**** Received 500,000 shares of common stock in the Company in lieu of $163,126 loaned to the Company as Operating Expenses in 1994-1996, and in lieu of Executive Compensation for the same years, during which he did not draw a salary.

Resignations of Officers and Directors

	In conjunction with the acquisition of TRB, the Company's then serving officers and directors agreed to resign in favor of persons designated by Mr. Byung Yim. In conjunction therewith, all of the Company's officers and directors resigned during April, 1997.

CERTAIN TRANSACTIONS

	The following information pertains to all transaction during the last two year, or proposed transactions, to which the Company was or is to be a party, in which any of the following persons had or is to have a direct or indirect material interest: any director or executive officer of the
Company: any nominee for election as a director; any principal security holder listed below; and, any member of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons.

              Relationship   Nature of Interest    Amount of       Fiscal
Name          to Company     in the Transaction    Interest        Year Ending

Byung Yim*    President and  Conversion of         500,000         1997
       	      Sole Director  loan to equity *      Shares

Byung Yim*    President and  Salary and funds      $55,000**       1997
       	      Sole Director  advanced to TRB

* Mr. Yim was owed $163,126 for monies advanced to TRB, and drew no salary during the development period. The 500,000 shares represent the retirement of the liability and recognition of salary for the years 1994-1997.

** Mr. Yim did not draw his salary during the fiscal period ended June 30, 1997 or the quarter ended September 30, 1997, and the director's loan (See "Financial Statements") reflects the company's indebtedness to Mr. Yim for $5,000 advanced to TRB and for his salary.

             		       Prospectus Page 25

Parents of the Company

	The following table discloses all persons who are parent of the Company (as such term is defined in Securities and Exchange Commission Regulation C), showing the basis of control and as to each parent, the percentage of voting securities owned or other basis of control by its immediate parent if any.

         					                                 	Percentage      Other
					                                          	of Voting       Basis
			                     Basis for               Securities      For
Name                    Control                 Owned           Control

Motion Plus Int'l.
Corporation(MPI)        Share Ownership         86%             None

NOTE: Motion Plus International Corporation is controlled by Byung Yim, the president of the Company, and his children. Mr. Yim's children, Alexander B. Yim (age-21)and Lena B. Yim (age-19), hold 39% interest in MPI each. Mr. Yim has a 20% interest in the Corporation, and the remaining 2% is held by Hee J. Yim. Alexander and Lena Yim reside at 595 Windflower Court, Morganville, NJ 07751.

Transaction with Promoters, if Organized Within the Past Five Years

	There have been no transactions with Promoters over the past five years.

                       PRINCIPAL STOCKHOLDERS

	The following sets forth the security ownership of Management of the Company and any holders of the Company's common stock known to own 5% or more of the Company's issued and outstanding common stock, as of September 30, 1997.

PRINCIPAL STOCKHOLDERS

	As of the date of this Prospectus, the following persons (including any "group" are, based on information available to the Company, beneficial owners of more than five percent of the Company's common stock (its only class of voting securities):

Title           Name and                        Amount and
Title           Address of                      Nature of       Percent
of              Beneficial                      Beneficial      of
Class           Owner                           Owner           Class
Common          MPI*                            9,750,000       86%
Stock                                           Shares

NOTE: Motion Plus International Corporation, 4 Becker Farm Road, Roseland, NJ 07068 is controlled by Byung Yim, the president of the Company who resides at 21 Hutton Ave., Apt. 3, West Orange NJ 07025, and his children. Mr. Yim's children, Alexander B. Yim (age-21)and Lena B. Yim (age-19), hold 39% interest in MPI each. Mr. Yim has a 20% interest in the Corporation, and the remaining 2% is held by Hee J. Yim. Alexander and Lena Yim reside at 595 Windflower Court, Morganville, NJ 07751.

             		       Prospectus Page 26

SECURITY OWNERSHIP OF MANAGEMENT

	As of the date of this Prospectus, the following table discloses, as to each class of equity securities of the registrant or any of its parents or subsidiaries other than directors' qualifying shares, beneficially owned by all directors and nominees, the names of each executive officer (as defined in Item 402[a][2] of Securities and Exchange Commission regulation S-B), and directors and executive officers of the registrant as a group, the total number of shares beneficially owned and the percent of class so owned. Of the number of shares shown, the associated footnotes indicate the amount of shares with respect to which such persons have the right to acquire beneficial ownership as specified in Securities and Exchange Commission Rule 13(d)(1).

              		Name and                        Amount and
Title           Address of                      Nature of       Percent
of              Beneficial                      Beneficial      of
Class           Owner                           Owner           Class
Common
Stock           Byung Yim                       *               *

Common
Stock           Byung Yim                       500,000**       4.3

* Motion Plus International Corporation, 4 Becker Farm Road, Roseland, NJ 07068 owns 86% of the stock on the Company and Byung Yim, the president and sole director of the Company who resides at 21 Hutton Ave., Apt. 3, West Orange, NJ 07025, has a 20% interest in MPI.

** Mr. Yim Received the shares as compensation for funds loaned to the Company between 1994-1996 and in lieu of salary which he did not draw during those years ( See "CERTAIN TRANSACTIONS", at Prospectus page 24.)

                     COMMON STOCK

	The Company is authorized to issue 30,000,000 shares of Common Stock, with a par value of $.001. Immediately prior to this offering 11,925,626 shares of Common Stock were outstanding and held of record by more than 274 persons as of September 30, 1997. The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock currently is not redeemable and has no conversion or pre-emptive rights. The Common Stock currently outstanding is (and the Shares being issued pursuant to this prospectus will be) validly issued, fully paid and non-assessable.

	In the event of liquidation of the Company's assets available for Common Stock will share equally in any balance of the Company's assets available for distribution to them after satisfaction of creditors and the holders of the Company's senior securities. The Company may pay dividends, in cash or in securities or other property when and as declared by the board of directors from funds legally available therefor, but has paid no cash dividends on its Common Stock.

                      TRANSFER AGENT

	The transfer agent for the Company's Capital Stock is Continental Stock Transfer Company of New York.

                    Prospectus Page 27


              SHARES ELIGIBLE FOR FUTURE SALE

	Generally, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of shares which does not exceed the greater of one percent (1%) of the then outstanding
Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has not been an affiliate of the Company for at least 90 days and who has satisfied a one year holding period.

	There are 40 shareholders holding 11,081,628 shares which will be eligible for sale in October of 1998, pursuant to fulfilling the terms as set down in Rule 144.

                        ADDITIONAL INFORMATION

	The foregoing statement is a summary of the rights and privileges of the holders of the Company's Stock. It does not purport to be complete and is subject to the provisions of the Delaware General Corporation Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and,. the rules, regulations and bylaws of the National Association of Securities Dealers, Inc.. The foregoing statements are qualified in their entirely by such references.

                        PLAN OF DISTRIBUTION

GENERAL

	The Shares registered by the Registration Statement of which this Prospectus is a part are being registered as a result of demand registration rights granted by the Company to the Selling Stockholders at the time that Selling Stockholders subscribed for the subject securities. As well, the Company issued 549,009 shares to 45 individuals who had invested in TRB and were unrelated parties. These persons had invested money between 1994-1997 in TRB, in the sum of $305,814, and their dept was converted into equity at the rate of $.514 per share. This is reflected in the finacial statements, and described in Note 12 of the said statements. The issue was to be subject of the instant registration. However, the shares were issued on October 2, 1997, and are being retroactively registered herein giving each shareholder a seven day right of rescission. These Shares will be distributed in the same manner as the shares being registered on behalf of the Selling Shareholders.

	The Selling Shareholders will sell their stock from time to time in the public forum, at the prices then prevailing. The Shares will be sold through broker/dealers, at market prices with cusomary commissions being charged.

	Although there is no current market for the shares, and they are not currently traded in the public market, it is anticipated that the shares will be registered and sold on the NASDAQ Bulletin Board System within 4 months of the effective date of the Registration Statement of which this Prospectus forms a part.

	It is also anticipated that the shares may be sold on NIPHIX, a trading forum for the shares of small emerging companies, within 30 days of the effective date of the Registration Statement of which this Prospectus forms a part.

                         SELLING STOCKHOLDERS

	The following table provides information concerning the identity of the Selling Stockholders, the quantity of common stock being registered for them, the date such common stock was acquired, and the consideration for which it was issued.

              		       Prospectus Page 28

             		       SELLING STOCKHOLDERS

	 The following table provides information concerning the identity of the Selling Stockholders, the quantity of common stock being registered for them, the date such common stock was acquired, and the consideration for which it was issued.

              	       Selling Stockholders

Names & Addresses    Shares Registered      Date Acquired      Consideration
Alpha Bytes, Inc.            250,000        April 18, 1997     $25,000
7050 Woodbine Ave
Suite 205
Markham, Ont.
Canada L3R 4G8

	Alpha Bytes, Inc., a Colorado public corporation presently traded on the NASDAQ Bulletin Board market, provided consulting services to the Company regarding software development for the inventory control and Management Information Systems to be used by the Company. It was agreed that Alpha Bytes, Inc. would receive 250,000 shares for its services. Management felt that this arrangement was appropriate as it allowed the Company to use its cash elsewhere, and at the same time set up the computer systems which would monitor the Company's activities.

	Alpha Bytes, Inc., its subsidiaries, and shareholders had no interest in the Company, its subsidiary, or any business or personal relationship with any shareholder of the Company or its subsidiary or affiliates, prior to the above described transaction. The shares given to Alpha Bytes represented 2.5% of the Company's outstanding shares, and if sold, will leave Alpha Bytes, Inc. with no interest in the Company. Alpha Bytes, Inc.'s principals are Anton Stephens and his spouse Christine Stephens, who together control 75.5% of Alpha Bytes, Inc. voting shares. Mr. Stephens is the president of Alpha Bytes, Inc.

                       INDEMNIFICATION ARRANGEMENTS

	The Company's articles of incorporation and bylaws provide for indemnification of the Company's officers, directors and agents to the fullest extent permitted by law. The Company's articles of incorporation also limit the right of stockholders to sue Company officers, directors and agents. In addition, the Company's employment agreements with its officers all require the Company to defend the contracting parties against all liabilities resulting from their association with the Company, to the greatest extent legally permitted.

	Insofar as indemnification for liabilities arising under the Securities Act Of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

              		       Prospectus Page 29

                       	LITIGATION

	The Company is not a party to any material pending legal proceedings.

                       	LEGAL OPINIONS

	Charles C. Khym, Esquire, attorney at law, has rendered his opinion that the shares of Common Stock reserved as described herein when issued will be validly issued, fully paid and non-assessable, and that future purchasers thereof will not be subject to personal liability as a result of their ownership thereof.

                        EXPERTS

	The audited financial statements of the Company appearing in this Prospectus and in the Registration Statement have been examined by chartered accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report the authority of such firm as expert in auditing and accounting.

                       FINANCIAL STATEMENTS
		       (See following pages)

                      Prospectus Page 30

             			TRB SYSTEMS INTERNATIONAL INC.

    Consolidated Financial Statements and Accountant's Audit Report For the Fiscal Years Ended June 30, 1997, June 30, 1996, June 30, 1995 and
   June 30, 1994, and for the Fiscal Quarter ended September 30, 1997

                      Prospectus Page 31


             			TRB SYSTEMS INTERNATIONAL INC.

      		      CONSOLIDATED FINANCIAL STATEMENTS



              			     TABLE OF CONTENTS
   ______________________________________________________________________

                                               						 Prospectus
						                                                Page

Accountant's Audit Report                             32

Financial  Statements:

Balance Sheet                                         33

Statements of Operations and Retained Earning         35

Statement of Stockholder's Equity                     37

Statements of Cash Flows                              39

Notes to Financial Statements                         41


______________________________________________________________________

                      Prospectus Page 32


Stan J.H. Lee & Co. , CPA, CMA                Tel) 201-944-7246
440 West St. 3rd Fl.                          Fax) 201-944-7759
Fort Lee, N.J. 07024-5058                     E-Mail) sierra5533@aol.com




                      INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders of TRB Systems International Inc. Roseland, New Jersey



We have audited the accompanying consolidated balance sheet of TRB Systems International Inc. as of September 30, 1997, June 30, l997, June 30, 1996, June 30, 1995, and June 30, 1994, the consolidated related statement of operations and retained earnings, consolidated statement of stockholders' equity and consolidated statement of cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TRB International Inc. at the dates abovementioned, and the results of its operations and its cash flow for the periods then ended in conformity with generally accepted accounting principles.



_______________________
Stan J.H. Lee, CPA

October 31, 1997
Fort Lee, N.J.

                     Prospectus Page 33


              			TRB SYSTEMS INTERNATIONAL INC.
	 		              CONSOLIDATED BALANCE SHEET
  THREE MONTH PERIOD ENDING SEPT. 30, 1997 AND FISCAL YEARS ENDING
	   JUNE 30, 1997, JUNE 30, 1996, JUNE 30, 1995, JUNE 30, 1994.


                     			      9/30/97   6/30/97  6/30/96   6/30/95   6/30/94

ASSETS

CURRENT ASSETS:
Cash                          $3,671  ($18,106)     $206      $488    $1,235
Accounts recievable-
Trade (Note 14)            1,090,000 1,090,000         0         0         0
Accounts recievable-
other                                   12,500         0         0         0
Inventory                      7,500     7,500     6,994     6,994     6,994

                     			   1,101,171 1,091,894     7,200     7,482     8,229
OTHER ASSETS:
Prepaid expenses              27,267    24,407    14,547    17,053     2,129
(Note 10)
Property & equipment         536,513   539,561         0         0         0
(Note 17 )
Organization costs,
net of accumulated
Amortization                  56,734    63,027    75,182    64,820    48,011
Security deposits              1,043     1,043         0         0         0
Deferred tax assets                0         0   217,915   158,896    76,250
(Note 5 & 11)


                     			     621,557   628,038   307,644   240,769   126,390

TOTAL ASSETS-              1,722,728 1,719,932   314,844   248,251   134,619

LIABILITIES:

CURRENT LIABILITIES:
Accounts payable and
accrued expenses (Note 8)    195,192   195,192   464,455   361,816   223,848
Accrued corporation income
tax payable                      249       249         0         0         0

                     			     195,441   195,441   464,455   361,816   223,848

Loans from individuals       250,500   259,000         0         0         0
(Note 9)
Director's loan               55,000    55,000   218,126   163,574    32,091
(Note 9)

                     			     305,500   314,000   682,581   525,390   225,939

  See accompanying notes which are an integral part of financial statements

                     Prospectus Page 34

            			TRB SYSTEMS INTERNATIONAL INC.
			             CONSOLIDATED BALANCE SHEET
				                   (CONTINUED)




                    			      9/30/97   6/30/97   6/30/96    6/30/95    6/30/94

SHAREHOLDER'S EQUITY:
Common stock, $.001 par
value, (Note 15)             $11,926   $11,863     $9,750     $9,750    $9,750

Additional paid-in-capital 1,051,311   936,374        490        490       490

Retained earnings (Deficit)  158,550   262,254   (368,737)  (278,139) (122,320)

Total shareholders equity
(Deficit)                 $1,221,787 $1,210,491 ($367,737) ($277,139(($121,320)

TOTAL LIABILITIES
AND SHAREHOLDERS
EQUITY                     1,722,728  1,719,932   318,844    248,251   134,619


  See accompanying notes which are an integral part of financial statements.

                    Prospectus Page 35

           			TRB SYSTEMS INTERNATIONAL INC.
	  CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS THREE MONTH PERIOD ENDING SEPT. 30, 1997, AND FISCAL YEARS ENDING JUNE 30,
        1997, JUNE 30, 1996, JUNE 30, 1995, AND JUNE 30, 1994.

                    					                CUMULATIVE
					                                    FROM
					                                    INCEPTION-
              		      9/30/97   6/30/97  TO 6/30/96  6/30/96  6/30/95  6/30/94

SALES                      $0        $0   $161,354  $161,354       $0       $0
COST OF SALES               0         0    146,363   146,363        0        0
GROSS PROFIT                0         0     14,982    14,982        0        0
LICENSING FEES              0  1,060,00    190,000    65,000   60,000   65,000
(Note 14)

OPERATING EXPENSES
Promotion expense           0         0      4,275     1,484    1,353    1,438
Consulting              4,200    97,000    135,470    38,000   39,970   57,500
Commission             10,775    29,582     15,000    15,000        0        0
Research & development      0    29,600    325,738    81,494  156,885   87,359
(Note 7)
Professional fees
(Note 8)               15,671    46,164     50,000         0        0   50,000
Travel                 14,995    13,979     11,513     4,511    3,364    3,638
Business gifts              0         0      2,329     1,791      538        0
Meals & entertainment   8,328     6,918     36,266     6,086   15,017   15,163
Auto expense (Note 6)     627     4,370     44,829    11,302   13,062   20,465
Corporation taxes           0         0        366       366        0        0
Officer's salaries          0    50,000          0         0        0        0
Payroll taxes               0     5,857          0         0        0        0
Leasing expense         2,500    16,825          0         0        0        0
Rent (Note 3)             925     5,395     10,666     5,249    2,872    2,545
Telephone               2,264     7,298     20,242     6,062    7,516    6,664
Office                  4,947    17,795     55,877    14,270   28,617   12,990
Insurance expense         829     2,925      2,801     1,289    1,512        0
Bank charges              970     2,611      4,147     1,827    1,910      410
Postage                   625     1,798      2,034       580    1,317      137
Miscellaneous             400         0      6,697     5,504    1,193        0
Sample charges              0         0      2,866         0    2,866        0
Interest expense            0         0     19,468    12,672    6,796        0
Shipping & Delivery         0         0        460       460        0        0
Dues & Fees                 0         0      1,896     1,896        0        0
Contributions               0         0        100       100        0        0
Advertising                 0    63,479          0         0        0        0
Depreciation           20,323    19,984          0         0        0        0
Amortization            6,293    23,990     38,848    19,791   13,722    5,335
Overseas operating
expense                 5,000     5,000          0         0        0        0
Other operating
expense                 4,078     3,873          0         0        0        0
TOTAL OPERATING
EXPENSE              $103,750  $454,443   $791,888  $229,734 $298,510 $263,644

   See accompanying notes which are an integral part of financial statements.

                   Prospectus Page 36

           			TRB SYSTEMS INTERNATIONAL INC
	  CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
 		          (CONTINUED, all figures in $US)

					                                     CUMULATIVE
              					                       FROM
					                                     INCEPTION-
                     			 9/30/97  6/30/97 TO 6/30/96 6/30/96  6/30/95  6/30/94

INCOME (LOSS) FROM
OPERATIONS BEFORE
OTHER INCOME AND INCOME
TAX EXPENSE             (103,750) 605,557  (586,906)(149,752)(238,510)(198,570)

Dividend income               46       59       254      135       45       74

INCOME (LOSS) BEFORE
TAX EXPENSE             (103,704) 605,616  (586,652)(149,617)(238,465)(198,570)

Income tax expense             0 (249,834)        0        0        0        0

Research and development
tax credit applied (Note-
5, & 11)                       0   21,414    18,215    8,149    1,568    8,736

Tax Benefits from net
operating loss carry-
forward applied
net of tax (Note 5)            0  253,795   199,700   50,870   81,078   67,514

NET INCOME (LOSS)       (103,704) 630,991  (368,737) (90,598)(155,819)(122,320)


RETAINED EARNINGS or
DEFICIT at beginning     262,254 (368,737)        0 (278,139)(122,320)       0

RETAINED EARNINGS or
DEFICIT at end           158,550  262,254  (368,737)(368,737)(278,139)(122,320)

Earnings (Loss) per
share (Note 16)          0.00874  0.25931             (0.009)  (0.016)  (0.013)


   See Accompanying Notes Which Are An Integral Part of Financial Statements.

                    Prospectus Page 37

           			TRB SYSTEMS INTERNATIONAL INC.
			            CONSOLIDATED STATEMENT OF
			              STOCKHOLDERS' EQUITY
			           FOR THE FISCAL QUARTER ENDED
			               SEPTEMBER 30, 1997



		                    CAPITAL STOCKS                   RETAINED
              		      NUMBER OF SHARES      AMOUNT     EARNINGS    TOTAL

BEGINNING BALAN-
CE AS OF 7/01/97     11,863,363 SHARES      $948,237   $262,254    $1,210,491

NET LOSS FOR THE
PERIOD                                                 (103,704)     (103,704)

SHARES ISSUED
TO VARIOUS
INDIVIDUALS               62,263            115,000                   115,000

              		      11,925,626 SHARES  $1,063,237    $158,550    $1,221,787

  See accompanying notes which are an integral part of financial statements.

                      Prospectus Page 38

               			TRB SYSTEMS INTERNATIONAL INC.
  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY FOR THE FISCAL YEAR ENDED
			                     JUNE 30, l997



             		    Capital Stocks
             		    Number of shares      Amount    Retained Earnings    Total


Retained earnings
as of June 30, l997                                      $262,254    $262,254



Shares issued as
compensation for
consulting services   250,000 shares     $ 25,000              -0-     25,000

Shares issued as
repayment of
director's loans      500,000             163,126              -0-    163,126

Shares issued for
purchase of
property and
equipment             500,000             559,545              -0-    559,545

Shares issued in
exchange for 100%
of TRB Systems
Inc.'s voting
shares              9,750,000               9,750              -0-      9,750

Shares issued to
various
individuals           863,363             190,816              -0-    190,816


             		    11,863,363 shares    $ 948,237       $ 262,254  $1,210,491
		                 ==========            ========         =======  ==========

   See accompanying notes which are an integral part of financial statements.

                     Prospectus Page 39

             			TRB SYSTEMS INTERNATIONAL INC.
	           		CUMULATIVE STATEMENTS OF CASH FLOW
		      FOR THREE MONTH PERIOD ENDING SEPT. 30, 1997 AND FISCAL YEARS ENDING JUNE 30, 1997, JUNE 30, 1996,
			             JUNE 30, 1995, JUNE 30, 1994

					                                   CUMULATIVE
					                                   FROM
					                                   INCEPTION-
                      9/30/97   6/30/97 TO 6/30/96 6/30/96   6/30/95   6/30/94

CASH FLOWS FROM OPER-
ATING ACTIVITIES:

Net Loss (Earnings) ($103,704) $630,991 ($368,737)($90,598)($155,819)($122,320)
Noncash item included
in net Loss (Earnings) 26,616    43,974    38,848   19,791    13,722     5,335
Increase in acc'ts
recievable- trade           0 (1,090,000)       0        0         0         0
Increase (Decrease)in
acct's recievable-
other                  12,500    (12,500)       0        0         0         0
Increase in inventory       0       (506)  (6,994)       0         0    (6,994)
Increase in pre-paid
expense                (2,860)    (9,860) (14,547)   2,506   (14,924)   (2,129)
Decrease (Increase)in
deferred tax assets         0    217,915 (217,915) (59,019)  (82,646)  (76,250)
Decrease (Increase)in
acct's payable and
accrued expense             0   (269,263) 463,891  102,075   137,968   223,848
Increase in accrued
corporate income taxes      0        249        0        0         0         0

              		      (67,448)  (489,000)(105,454) (25,245) (101,699)   21,490
CASH FLOWS FROM
FINANCING ACTIVITIES:

Increase in loans from
a director                  0          0  218,126   54,552   131,483    32,091


   See accompanying notes which are an integral part of financial statements.

                    Prospectus Page 40

           			TRB SYSTEMS INTERNATIONAL INC.
		          CUMULATIVE STATEMENTS OF CASH FLOW
				                   (CONTINUED)

					                                       CUMULATIVE
					                                       FROM
					                                       INCEPTION-
                     			    9/30/97 6/30/97 TO 6/30/96 6/30/96 6/30/95 6/30/94

CASH FLOWS FROM
INVESTING ACTIVITIES:

Purchase of property
and equipment              ($17,275)      0         0        0       0       0
Increase in security
deposits                          0  (1,043)        0        0       0       0
Issuance of common stock    115,000 224,566     1,000        0       0   1,000
Expenditure for organ-
ization cost                      0 (11,835) (113,466) (29,589)(30,531)(53,346)
Conversion of current
liabilities to long-term
liabilities                       0 259,000         0        0       0       0
                     			     97,725 470,688  (112,446) (29,589)(30,531)(52,346)

Net increase in balance      21,777       0       206        0       0   1,235
Net decrease in balance           0 (18,312)        0     (282)   (747)      0
Cash at beginning of period (18,106)    206         0      488   1,235       0
Cash at end of period         3,671 (18,106)     3,671      206     488   1,235

CASH FLOWS FROM FINAN-
CING ACTIVITIES:

Loan repayment               (8,500)      0         0        0       0       0

SUPPLEMENTAL DISCLOSURES:

Conversion of director's
loans to equity shares            0 (163,126)       0        0       0       0
Acquisition of property and
equipment in exchange for
equity shares                     0 (559,545)       0        0       0       0
Issuance of common stock          0  722,671        0        0       0       0

NET                               0        0        0        0       0       0

   See accompanying notes which are an integral part of financial statements.

                   Prospectus Page 41

            			TRB SYSTEMS INTERNATIONAL INC.
			                NOTES TO CONSOLIDATED
			                FINANCIAL STATEMENTS


1. Incorporation and Business Activity

	TRB Systems International Inc., a Delaware corp. incorporated on April 9, 1997, is a holding company whose only asset is 100 % of voting common stocks in TRB Systems Inc.


       TRB Systems Inc. was incorporated under the laws of Delaware on April 7, 1994, on which day it merged with TRB Systems Inc., a Corporation incorporated under the laws of New York on July 12, 1993, to form TRB Systems Inc., a Delaware Corporation.

	TRB Systems Inc. is in the business of manufacturing, distributing, and selling bicycle, fitness, and motorized two wheel transportation products. Currently all operations are run from the head office facilities in Roseland, New Jersey.

2. Summary of Significant Accounting Policies

    a) Principles of Consolidations

	TRB Systems Inc., the only subsidiary of TRB Systems International Inc. has been included in the consolidated financial statements, as it is the operating entity, with TRB Systems International Inc., a non-operating holding company.

	In accordance with the reverse takeover method of accounting, as deferred to in note 4 these consolidated financial statements of the Company include the accounts of TRB Systems International Inc. together with the results of TRB Systems Inc. for the three-month period ended September 30, l997.

     b) Revenue and Expense Recognition

	The Company prepares its financial statements on the accrual accounting basis. Consequently, certain revenue and related assets are recognized when earned rather than when received, and certain expenses are recognized when the obligation is incurred or the asset consumed, rather than when paid.

     c) Accounting Method

	The Company recognizes income and expenses on accrual basis.

     d) Depreciation

	Depreciation is computed by using the straight-line method for financial reporting purposes and the modified accelerated cost recovery method for federal income tax purposes.

   See acompanying notes which are an integral part of financial statements.

                    Prospectus Page 42

           			TRB SYSTEMS INTERNATIONAL INC.
			              NOTES TO CONSOLIDATED
			              FINANCIAL STATEMENTS


     e) Income Taxes

	Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.

     f) Net Operating Loss Carryforward

	Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes for operating losses that are available to offset future taxable income.

     g) Intangible Assets

	Intangible assets subject to amortization include organization costs, loan closing costs, and in-force leasehold costs. Organization costs and in-force leasehold costs are being amortized using the interest method over the life of the related loan.

     h) Reclassifications

	Certain accounts in the prior-year financial statements have been reclassified for comparative purposes to conform with the presentation in the current-year financial statements.

     i) Property and Equipment

	Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

	Machinery and equipment                        3-10
	Furniture and fixtures                         3-10
	Engineering equipment                          3-10


	For federal income tax purposes, depreciation is computed using the modified accelerated cost recovery system. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

   See acompanying notes which are an integral part of financial statements.

                     Prospectus Page 43

               	TRB SYSTEMS INTERNATIONAL INC.
			                 NOTES TO CONSOLIDATED
             			    FINANCIAL STATEMENTS


     j) Inventories

	Inventories are stated at the lower of cost (determined on the first-in, first-out basis) or market.


3) Description of Leasing Arrangements

	The Company leases its executive office facilities under non-cancelable short-term operating leases.

	The future minimum lease payments required under the leases is minimal and immaterial in amount.


4) Business Combination

	Pursuant to an Agreement dated April 18, 1997, and effective on that date, TRB Systems International Inc. issued 9,750,000 common shares in exchange for all outstanding shares in the capital of TRB Systems Inc. As a result of this transaction, control of the combined companies passed to the former shareholders of TRB Systems Inc.

	This business combination situation is referred to as a "Reverse Takeover". Legally, TRB Systems International Inc. is the parent or continuing corporation; however, Generally Accepted Accounting Principles require that the former shareholders of TRB Systems Inc. be identified as the acquirer and that TRB Systems International Inc. and be treated as the acquired company. Accordingly, control of the assets and business of TRB Systems International Inc. has been acquired by TRB Systems Inc.in consideration for the issuance of common shares.

5) Operating Loss and Tax Credit Carryforwards

	The Company had loss carryforwards totaling $ 586,787 that have been offset in full against current taxable income and R & D tax credits totaling $ 21,414 which were fully applied against the current tax liability. Accordingly there is no longer net operating loss carryforward or tax credit carryforward for use in the future.

   See accompanying notes which are an integral part of financial statements.

                    Prospectus Page 44

            			TRB SYSTEMS INTERNATIONAL INC.
			               NOTES TO CONSOLIDATED
			               FINANCIAL STATEMENTS


6) Related Party Transaction

	The Company has a policy of providing an executive with a Company-leased automobile for business purposes and the amount of such expense for the fiscal year ended June 30, l997 was $ 4,370.

	There were no other significant non arm's-length basis transactions between the Company and any related party during the fiscal year ended
June 30, l997, except for the conversion of Directors Loan Equity ( see
Note 9)

7) Research and Development Cost

	SFAS No.2 - Accounting for research and development costs, generally, requires all research and development costs to be charged to expenses when incurred, rather than recording them as inventory or elements of overhead. Costs that are expensed as research and development are as follows; a) intangibles purchased from others, and materials and equipment b) salaries and related costs of personnel engaged in research and development activities
c) services performed by others in connection with research and development activities and d) reasonable allocation of indirect costs except general and administrative costs not clearly related to research and development activities).

	Amount of research and development costs charged to expenses are as follows:

 Fiscal year ended                         Amount

  		 June 30, l994                         87,359
		   June 30, l995                        156,885
		   June 30, l996                         81,494
		   June 30, l997                         29,600


8) Accounts Payable and Accrued Expenses

	The accounts payable and accrued expenses also include the capitalized portion of legal and consulting expenses incurred in the development of standardized contracts, promotional materials and the filing and registration of patents, and are amortized over a sixty-month period.
	For the fiscal year ended June 30, l997, such capitalized expenditure amounts to $ 11,835

	Payable for legal and other professional
	expenses                                       $ 141,000

	Other various accrued expenses                    54,192     $ 195,192

   See accompanying notes which are an integral part of financial statements.

                   Prospectus Page 45

          			TRB SYSTEMS INTERNATIONAL INC.
			             NOTES TO CONSOLIDATED
			             FINANCIAL STATEMENTS


9) Director's Loans and Loans From Individuals

	The loans payable to a director are unsecured, non-interest bearing with no set terms of repayment.

	On April 19, l997, balance of director's loans in the amount of $ 163,126 has been converted into equity in exchange of 500,000 shares in the TRB Systems International, Inc. (See Statement of Shareholders Equity at page 38.

$259,000 of loans from indivduals have been converted from current liabilities into long-term liabilities. The conversion was made to properly reflect the status of the loans, namely that they are outstanding liabilities with no set repayment schedule, to be paid as TRB had the funds to pay for them.


10) Prepaid Expenses

	ABL Properties, wholly owned by Byung Yim, President and CEO of the Company, owns the patents which are exclusively licensed to TRB Systems Inc. The rights licensed to TRB by ABL Properties Company call for a payment of $200,000 during the first year of active sales, a 1% royalty on annual sales to $10,000,000, 0.75% on sales over $10,000,000 but under $20,000,000, and 0.5%
on all sales thereafter, and all profits gleaned from international sales to an aggregate limit of $3,325,000. It was agreed between ABL and the Company that the $200,000 would be deferred until the Company had suitable cash flow to meet its current needs, or March 1, 1999, whichever date was later.

Any cost ocurred by TRB Systems Inc. to maintain the patents is reimbursable by ABL and is credited toward the $200,000 license fees due to ABL on the first anniversary following the commencement of active bicycle sales.

11) Credit For Increased Research Expenditures

	Internal Revenue Code allows for claiming a credit for incremental research expenses incurred before July 1, 1995, or between June 30, 1996 and June 1, 1997, as one of the components of the general business credit.

       The credit is subject to the limitation and the carryback and carryforward rules and the remaining unused credit at the end of carryforward period is allowed as a deduction in the year following the expiration of the carryforward period. (See Note 5 Above)


12) Conversion Of Certain Liabilities And Accrued Expenses To Equity In Parent Company

    $305,816 of investments in TRB were converted into Equity by the issue of 594,000 shares to 45 individuals, at the rate of $0,51 per share. (Total to September 30, 1997)


   See accompanying notes which are an integral part of financial statements.

                      Prospectus Page 46

               	TRB SYSTEMS INTERNATIONAL INC.
			                 NOTES TO CONSOLIDATED
	                 		FINANCIAL STATEMENTS


13) Payments In Shares Of Common Stock As Subsequent Event

	A contract was signed on April 18, 1997 in which Alpha Bytes Inc. accepted 250,000 shares, to be issued directly to its shareholders, as payment for consulting services valued at $ 25,000 and rendered to TRB Systems, Inc.

14) Account Receivable - Trade and Licensing Fees

	The Company recognizes revenue and expenses on accrual basis and accordingly, treated the balance of licensing fee income receivable from certain licensing agreement contracts with various distributors in the U.S. as current income as the Company is now contemplating entering into full operation, and is thus able to fulfill the terms of the contracts. As of June 1, 1997, the company was in a position to ship bicycles to Licensees. It was decided, however, that the first shipments would follow the International Sports Show in Atlanta Georgia on February 4 through 7, 1998, so as to maximize on the publicity and general exposure that would follow the introduction of the TRB product line at the said show.

15) Common Stocks

	The Company is authorized to issue 30,000,000 at $ 0.001 par value share, and, as of June 30, l997 , 11,863,363 voting common shares are issued and outstanding.

16) Earnings Per Shares

	Earnings (loss) per share is calculated using the weighted average number of common shares outstanding and common shares equivalents. The average number of shares outstanding under this assumption would be as 2,433,389 shares as of June 30, l997.

17) Property and Equipment

                                                							    Cost


  Office equipment                                      $  5,000
  Tools and machinery                                     30,000
  Automobile                                              10,000
  Moldings                                               464,545
  Informercial tape and other
  promotional materials                                   50,000

                                                 							 559,545

Less accumulated depreciation                            (19,984)

                                                  						 539,561
							                                                  =======

Property and equipment were acquired by issuing certain shares of voting common stocks on June 30, 1997.


 See accompanying notes which are an integral part of financial statements.

                       			  TABLE OF CONTENTS




                                   					  PROSPECTUS
ITEM                                      PAGE

Prospectus Summary                        1
The Company                               1,7
The Offering                              Front Cover
Stockholders                              3
Securities Outstanding                    3             TRB Systems
                                                 							International Inc.
Definition of Terms                       I-1,3
Selected Financial Information            2
Risk Factors                              3             844,009 Shares of
Certain Market Information                6             Common Stock
Capitalization                            6
Management's Discussion & Analysis        17
Conflicts of Interest                     20
Management                                20
Directors and Executive
Officers                                  20
Biographies of the Company's
Executive Officers and Directors          21
Certain Transactions                      24
Principal Stockholders                    25           =====================
Securities' Description(Common Stock)     26
Common Stock                              26               PROSPECTUS
Dividend Policy                           5,6
Transfer Agent                            26           =====================
Shares Eligible for Future Sale           27
Additional Information                    Inside Front Cover, 27
Plan of Distribution                      27
Indemnification Arrangements              28
Litigation                                28
Legal Opinions                            28
Experts                                   29
Financial Statements                      30


           		      TRB Systems International Inc.
		                     4 Becker Farm Road
		                     Roseland, NJ 07068
                         (973) 994-4488

                      Part II, Page 1


                  			    PART II
    	     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24:        INDEMNIFICATION OF OFFICERS AND
              		DIRECTORS

	In accordance with the General Corporation Laws of the State of Delaware which were in effect at the time the Registrant was incorporated, the Registrant's Board of Directors adopted by resolution, as further set forth in the Registrant's by laws, provisions relative to indemnification of its Officers and Directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the defense of any proceeding or threatened proceeding to which such person was or is a party, or is threatened to be made a party by reason of the fact that such person was or is an officer or director, provided that, (i) such director or officers acted in good faith or in a manner reasonably believed by him to be in the best interests of the corporation to procure a judgment in its favor. In the latter case, the power to indemnify extends to expenses actually or reasonably incurred in connection with the defense or settlement of any proceeding if such person (i) acted in good faith, and (ii) the manner such officer and director believed to be in the best interest of the corporation and with such care, including reasonable inquiry, as an ordinary prudent person would use under similar circumstances. No indemnification will be made in respect of any claim, issue or matter, as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court in which such action or suit was brought shall determine upon an application of that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Otherwise, indemnification for an officer and director meeting the applicable standards of conduct is determined by a majority of the disinterested directors or shareholders or upon application by the corporation, such officer or director or his attorney, to the court in which such proceeding was pending.

	The Securities & Exchanged Commission is of the opinion that indemnification of Company officers or directors for matters involving violation of securities laws is against public policy and that agreements therefor are consequently unenforceable.

ITEM 25:        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

	The expenses in connection with distribution of the securities of the Company being Registered hereby, other than commissions and non-accountable expense allowances, will be borne directly by the Company rather than by the selling stockholder. Such expenses are estimated to be $50,000.

Item                                                           Amount

United States Securities and Exchange Commission filing fee   $   700
Printing Expenses                                               4,000
Fees and expenses of counsel for the Company                   22,000
Accounting fees and expenses                                   20,000
Transfer agent fees and expenses                                3,000
Miscellaneous                                                     300

TOTAL                                                         $50,000

                     Part II, Page 2


ITEM 26         RECENT SALES OF UNREGISTERED SECURITIES

Acquisition of TRB Systems Inc.

	On April 18, 1997, in exchange for 9,750,000 shares in the common stock of Company, 100% of the stock in TRB was sold by Motion Plus International Corporation, a Delaware Corporation, its owner, to the Company. These shares were subject to Rule 144, and exempt from registration.

Sales to Investors in TRB

	The Company issued 549,009 shares to 45 individuals who had invested in TRB and were unrelated parties. These persons had invested money between 1994-1997 in TRB, in the sum of $305,814, and their debt was converted into equity at the rate of $.514 per share. This is reflected in the financial statements, and described in note 12 of the said statements.
The issue was to be subject of the instant registration. However, the shares were issued on October 2, 1997, and are being retroactively registered herein giving each shareholder a seven day right of rescission.

Sales to former Employees and Consultants

	44 employees and consultants of TRB who had worked with TRB since 1994 in developing the TPS system were issued 376,617 shares, said shares were restricted from sale subject to Rule 144, and therefore exempt from registration.

Sale to Byung Yim

	500,000 shares were issued to Byung Yim, the Company president, the said shares were restricted, exempt from Registration and subject to Rule
144. The shares were to retire $218,162 in debt owed to Mr. Yim, and in lieu of salaries not drawn during the development period.

Purchase of Equipment from M.T. Steel

	500,000 shares were issued to M.T. Steel, an unrelated party for the purpose of property and equiptment valued at $559,545. This equipment consisted of office equipment for $5,000, tools and machinery for $30,000, an automobile for $10,000, moldings for $464,545, and infomercial tape and other promotional materials for $50,000. The purchase took place in April of 1997. The said shares were issued subject to Rule 144, and therefor exempt from registration.

ITEM 27:        EXHIBITS

Exhibit
Number  Description                                                    Page

1.      Constituent Document:

	       .1      Original Article of Incorporation                        *
       	.2      Bylaws                                                   *

5.1     Opinion of Counsel                                               61

                    Part II, Page 3

10.     Material Contracts:

 .1      Lease of Taiwan Office.                                          62**
 .2      Exclusive Licensing Agreement between TRB Systems Inc. and
       	ABL Properties Company.                                           *
 .3      Patient Registration and Assignment to ABL.                      63**
 .4      Financing Agreement between TRB Systems Inc., and
       	Tianjin Worldwide, Inc. for $2,000,000.                           *
 .5      License and Marketing Agreement between TRB Systems Inc. and
	       Mr. Konan Kouadio Simeon for Ivory Coast.                         *
 .6      Joint Venture Agreement between TRB Systems Inc., and
        Mr. Janak Shah for India.                                         *
 .7      License and Marketing Agreement between TRB Systems Inc.
        and Mr. Abbas R. Datoo for Tanzania.                              *
 .8      Distributorship Agreement between TRB Systems Inc. and
	       Mr. Kishor M. and Gira K. Dattani for Countries in
	       California.                                                        *
 .9      Licensing and Marketing Agreement between TRB Systems Inc.
       	and Stella Kujembola for Benin and Nigeria.                       *
 .10     Sino-Danishn Manufacturing Agreement.                             65
 .11     Kun Teng Industries Agreement.                                    81

22.     Subsidiaries of the Registrant                                    *

24.6    Consent of Auditors                                              64

* Filed as Exhibits appended to the SB2 filing on July 9, 1997 bearing Registration Number 333-7242
** Filed as Exhibits appended to the SB2 filing on July 9, 1997 bearing Registration Number 333-7242, English Summary of Oriental Documents.

ITEM 28: UNDERTAKINGS

A.      Certificates

	The Company hereby undertakes to provide its transfer agent with certificates in such denominations and registered in such names as required to permit delivery thereof to each purchaser of the Selling Stockholders' stock offered hereby, from time to time, as required, starting as of the close of business on the day immediately following the date of this Registration Statement.

B.      Liabilities

	Insofar as indemnification of liabilities arising under the securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification gainst such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                      SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of New York, State of New York on January 12, 1998.

      	       TRB SYSTEMS INTERNATIONAL INC.


            			   By: /s/Byung  Yim/s
				                     Byung  Yim*
		         President and Chairman of the Board
           			        of Directors


	Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: January 12, 1998


                     TRB SYSTEMS INTERNATIONAL INC.




                 			    By: /s/Byung Yim/s
				                           Byung Yim*
		          Chairman, Chief Executive Officer & Director

___________
* Mr. Yim is currently the sole member of the Company's Board of Directors.